Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF AUGUST 29, 2005
AMONG

LOUD TECHNOLOGIES INC.
and
ST. LOUIS MUSIC, INC.,
as Borrowers,

MERRILL LYNCH CAPITAL,
a Division of Merrill Lynch Business Financial Services Inc.,
as Administrative Agent, as a Lender and
as Sole Bookrunner and Sole Lead Arranger,

ING CAPITAL LLC,
as Syndication Agent

AND

THE ADDITIONAL LENDERS
FROM TIME TO TIME PARTY HERETO

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
Section 1.1	Certain Defined Terms
Section 1.2	Accounting Terms and Determinations
Section 1.3	Other Definitional Provisions
Section 1.4	Certifications

ARTICLE 2 LOANS AND LETTERS OF CREDIT
Section 2.1	Term Loans
Section 2.2	Revolving Loans and Swingline Loans
Section 2.3	Interest, Interest Calculations and Certain Fees
Section 2.4	Notes
Section 2.5	Letters of Credit and Letter of Credit Fees
Section 2.6	General Provisions Regarding Payment; Loan Account
Section 2.7	Maximum Interest
Section 2.8	Taxes
Section 2.9	Capital Adequacy
Section 2.10	Mitigation Obligations
Section 2.11	Appointment of Borrower Representative
Section 2.12	Joint and Several Liability

ARTICLE 3 REPRESENTATIONS AND WARRANTIES
Section 3.1	Existence and Power
Section 3.2	Organization and Governmental Authorization; No Contravention
Section 3.3	Binding Effect
Section 3.4	Capitalization
Section 3.5	Financial Information
Section 3.6	Litigation
Section 3.7	Ownership of Property
Section 3.8	No Default
Section 3.9	Labor Matters
Section 3.10	Regulated Entities
Section 3.11	Margin Regulations
Section 3.12	Compliance With Laws; Anti-Terrorism Laws
Section 3.13	Taxes
Section 3.14	Compliance with ERISA
Section 3.15	Brokers
Section 3.16	Related Transactions
Section 3.17	Material Contracts
Section 3.18	Environmental Matters
Section 3.19	Intellectual Property
Section 3.20	Real Property Interests
Section 3.21	Solvency
Section 3.22	Full Disclosure

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ARTICLE 4 AFFIRMATIVE COVENANTS
Section 4.1	Financial Statements and Other Reports
Section 4.2	Payment and Performance of Obligations
Section 4.3	Maintenance of Existence
Section 4.4	Maintenance of Property; Insurance
Section 4.5	Compliance with Laws
Section 4.6	Inspection of Property, Books and Records
Section 4.7	Use of Proceeds
Section 4.8	Lenders’ Meetings
Section 4.9	[Intentionally omitted]
Section 4.10	Hazardous Materials; Remediation
Section 4.11	[Intentionally omitted]
Section 4.12	Further Assurances

ARTICLE 5 NEGATIVE COVENANTS
Section 5.1	Debt
Section 5.2	Liens
Section 5.3	Contingent Obligations
Section 5.4	Restricted Distributions
Section 5.5	Restrictive Agreements
Section 5.6	Payments and Modifications of Subordinated Debt
Section 5.7	Consolidations, Mergers and Sales of Assets
Section 5.8	Purchase of Assets, Investments
Section 5.9	Transactions with Affiliates
Section 5.10	Modification of Organizational Documents
Section 5.11	Modification of Certain Agreements
Section 5.12	Fiscal Year
Section 5.13	Conduct of Business
Section 5.14	Investor Fees
Section 5.15	[Intentionally omitted]
Section 5.16	Limitation on Sale and Leaseback Transactions
Section 5.17	Bank Accounts
Section 5.18	Compliance with Anti-Terrorism Laws

ARTICLE 6 FINANCIAL COVENANTS
Section 6.1	Capital Expenditures
Section 6.2	Fixed Charge Coverage Ratio
Section 6.3	Total Debt to Adjusted EBITDA Ratio
Section 6.4	Senior Debt to Adjusted EBITDA Ratio

ARTICLE 7 CONDITIONS
Section 7.1	Conditions to Closing
Section 7.2	Conditions to Each Loan, Support Agreement and Lender Letter of Credit

ARTICLE 8 EVENTS OF DEFAULT
Section 8.1	Events of Default
Section 8.2	Acceleration and Suspension or Termination of Revolving Loan Commitment

ii

Section 8.3	Cash Collateral
Section 8.4	Default Rate of Interest and Suspension of LIBOR Rate Options
Section 8.5	Setoff Rights
Section 8.6	Application of Proceeds

ARTICLE 9 EXPENSES AND INDEMNITY
Section 9.1	Expenses
Section 9.2	Indemnity

ARTICLE 10 ADMINISTRATIVE AGENT
Section 10.1	Appointment and Authorization
Section 10.2	Administrative Agent and Affiliates
Section 10.3	Action by Administrative Agent
Section 10.4	Consultation with Experts
Section 10.5	Liability of Administrative Agent
Section 10.6	Indemnification
Section 10.7	Right to Request and Act on Instructions
Section 10.8	Credit Decision
Section 10.9	Collateral Matters
Section 10.10	Agency for Perfection
Section 10.11	Notice of Default
Section 10.12	Successor Administrative Agent
Section 10.13	Disbursements of Revolving Loans; Payment and Sharing of Payment
Section 10.14	Right to Perform, Preserve and Protect
Section 10.15	Additional Titled Agents

ARTICLE 11 MISCELLANEOUS
Section 11.1	Survival
Section 11.2	No Waivers
Section 11.3	Notices
Section 11.4	Severability
Section 11.5	Amendments and Waivers
Section 11.6	Assignments; Participations; Replacement of Lenders
Section 11.7	Headings
Section 11.8	Confidentiality
Section 11.9	Waiver of Consequential and Other Damages
Section 11.10	Marshaling; Payments Set Aside
Section 11.11	GOVERNING LAW; SUBMISSION TO JURISDICTION
Section 11.12	WAIVER OF JURY TRIAL
Section 11.13	Publication; Advertisement
Section 11.14	Counterparts; Integration
Section 11.15	No Strict Construction

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ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A	-	Commitment Annex
Annex B	-	Closing Checklist

EXHIBITS

Exhibit A	-	Assignment Agreement
Exhibit B	-	Excess Cash Flow Certificate
Exhibit C	-	Compliance Certificate
Exhibit D	-	Borrowing Base Certificate
Exhibit E	-	Notice of Borrowing
Exhibit F	-	Payment Notification

SCHEDULES

Schedule 3.1	-	Existence, Organizational Identification Numbers, Foreign Qualification, Prior Names
Schedule 3.4	-	Capitalization
Schedule 3.6	-	Litigation
Schedule 3.15	-	Brokers
Schedule 3.17	-	Material Contracts
Schedule 3.18	-	Environmental Matters
Schedule 3.19	-	Intellectual Property
Schedule 3.20	-	Owned Real Estate
Schedule 5.1	-	Debt
Schedule 5.2	-	Liens
Schedule 5.3	-	Contingent Obligations
Schedule 5.8	-	Investments
Schedule 5.9	-	Affiliate Transactions
Schedule 5.13	-	Business Description

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of August 29, 2005 among LOUD TECHNOLOGIES INC., a Washington corporation (“LOUD”), ST. LOUIS MUSIC, INC., a Missouri corporation (“SLM”; LOUD and SLM, each as a Borrower), the financial institutions or other entities from time to time parties hereto, each as a Lender, MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., individually as a Lender, as Administrative Agent, Sole Bookrunner and Sole Lead Arranger, and ING CAPITAL LLC, as Syndication Agent.

RECITALS:

WHEREAS, Borrowers desire that Lenders extend certain term credit and working capital facilities to Borrowers to provide funds necessary to refinance Debt of Borrowers and to provide working capital financing for Borrowers; and

WHEREAS, each Borrower desires to secure all of the Obligations by granting to Administrative Agent, for the benefit of Administrative Agent and Lenders, a first priority perfected Lien upon all of its personal and real property, including without limitation all of the outstanding capital stock or other equity securities, as applicable, of each Domestic Subsidiary and sixty-five percent (65%) of the outstanding capital stock or other equity securities of each Foreign Subsidiary that is directly owned by a Borrower or a Domestic Subsidiary but that is not a Dormant Subsidiary; and

WHEREAS, each Domestic Subsidiary of each Borrower is willing to guaranty all of the Obligations, and to grant to Administrative Agent, for the benefit of Administrative Agent and Lenders, a first priority perfected Lien upon substantially all of its personal and real property;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Administrative Agent agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1             Certain Defined Terms.

The following terms have the following meanings:

“Acceleration Event” means the occurrence of an Event of Default (i) in respect of which Administrative Agent has declared all or any portion of the Obligations to be immediately due and payable, in accordance with the provisions of Section 8.2, (ii) pursuant to Section 8.1(a), and in respect of which Administrative Agent has suspended or terminated the Revolving Loan Commitment pursuant to Section 8.2 and/or (iii) pursuant to either Section 8.1(f) and/or Section 8.1(g).

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC.

“Accounts” means “accounts” (as defined in Article 9 of the UCC), including any and all rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Acquisition Pro Forma” has the meaning set forth in Section 5.8(b).

“Acquisition Projections” has the meaning set forth in Section 5.8(b).

“Additional Titled Agents” has the meaning set forth in Section 10.15.

“Adjusted EBITDA” has the meaning provided in the Compliance Certificate.

“Adjustment Date” means the first Business Day of each March, June, September and December of each year, commencing with the first Business Day of March, 2006.

“Administrative Agent” means Merrill Lynch in its capacity as administrative agent for the Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 10, and the successors of Merrill Lynch in such capacity.

“Affected Lender” has the meaning set forth in Section 11.6(c).

“Affiliate” means with respect to any Person (i) any Person that directly or indirectly controls such Person, (ii) any Person which is controlled by or is under common control with such controlling Person, (iii) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons.  As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Approved Fund” means any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed, with respect to investment activities by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition by any Credit Party of any asset, but excluding (i) dispositions of Inventory in the Ordinary Course of Business, (ii) dispositions of Cash Equivalents, (iii) transfers among Borrowers and their Domestic Subsidiaries (other than Dormant Subsidiaries) not otherwise prohibited hereunder, (iv) the granting of licenses of Intellectual Property in the Ordinary Course of Business and (v) related dispositions which do not involve proceeds in excess of $150,000.

“Assignment Agreement” means an agreement substantially in the form of Exhibit A hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Base Rate” means a variable per annum rate, as of any date of determination, equal to the greater of (i) the Federal Funds Rate plus one-half of one percent (0.50%) per annum and (ii) the rate of interest which is identified and normally published by Bloomberg Professional Service Page Prime as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates).  Any change in Base Rate will become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day.  If Bloomberg Professional Service no longer reports the Prime Rate, or if such Page Prime no longer exists, or Administrative Agent determines in good faith that the rate so reported no longer accurately reflects an accurate determination of the prevailing Prime Rate, Administrative Agent may select a reasonably comparable index or source to use as the basis for the Base Rate.

“Base Rate Loans” means Loans which accrue interest by reference to the Base Rate, in accordance with the terms of this Agreement.

“Base Rate Margin” means (i) as of the Closing Date, 2.50% per annum, with respect to the Revolving Loans, Swingline Loans, Term Loan A and other Obligations (other than Term Loan B), and 3.00% per annum with respect to Term Loan B and (ii) thereafter, as of each Adjustment Date, the applicable percent per annum set forth in the Pricing Table corresponding to the Total Debt to Adjusted EBITDA Ratio as of the last day of the most recently completed calendar quarter prior to the applicable Adjustment Date; provided, that if an Event of Default under Section 8.1(a) or Section 8.1(b) as a result of a violation of Article 6 has occurred and is continuing on an Adjustment Date, no reduction in the Base Rate Margin shall occur on such Adjustment Date.

“Blocked Person” means any Person:  (i) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (v) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrowers” mean collectively LOUD and SLM.

“Borrower Representative” means LOUD in its capacity as Borrower Representative pursuant to the provisions of Section 2.11, or any successor Borrower Representative selected by Borrowers and approved by Agent.

“Borrower’s Account” means, with respect to any Borrower, the account specified on the signature pages hereof below such Borrower’s name into which Loans for the benefit of such Borrower shall, absent other instructions, be made, or such other account as such Borrower may specify by notice to Administrative Agent.

“Borrowing Base” means, as of any date of calculation, a dollar amount calculated pursuant to the Borrowing Base Certificate most recently delivered to Administrative Agent in accordance with the terms hereof, equal to the sum of 85% of Eligible Accounts and 60% of Eligible Inventory (exclusive of raw materials) and 35% of Eligible Inventory consisting of raw materials.  The maximum amount of Eligible Accounts of LOUD UK (after the application of the 85% advance rate) that can be included when calculating the Borrowing Base will be $2,500,000.

“Borrowing Base Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit D hereto.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Chicago and New York City are authorized by law to close and, in the case of a Business Day which relates to a LIBOR Loan, a day on which dealings are carried on in the London interbank eurodollar market.

“Capital Expenditures” has the meaning provided in the Compliance Certificate.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Cash Equivalents” means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof with a maturity date of no more than one (1) year from the date of acquisition, (ii) commercial paper with a duration of not more than nine (9) months rated at least A-1 by Standard & Poor’s Ratings Service and P-1 by Moody’s Investors Services, Inc., which is issued by a Person (other than any Credit Party or an Affiliate of any Credit Party) organized under the laws of any State of the United States or of the District of Columbia, (iii) time deposits, certificates of deposit and banker’s acceptances with a duration of not more than six (6) months issued by any office located in the United States of any bank or trust company which is organized under the laws of the United States or any State thereof, or is licensed to conduct a banking business in the United States, and has capital, surplus and undivided profits of at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (ii) above, (iv) repurchase agreements and reverse repurchase agreements with a duration of not more than 30 days with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, or (v) any money market or mutual fund which invests only in the foregoing types of investments, has portfolio assets in excess of $5,000,000,000 and is rated AAA by Standard & Poor’s Ratings Service and Aaa by Moody’s Investors Services, Inc.  With respect to any Foreign Subsidiary, “Cash Equivalents” shall mean any Investment substantively comparable to the foregoing but in the currency of the jurisdiction of organization of such Subsidiary or Euros.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Chattel Paper” means “chattel paper”, as defined in Article 9 of the UCC.

“Closing Checklist” means Annex B to this Agreement.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Administrative Agent, for the benefit of Administrative Agent and Lenders, pursuant to the Security Documents.

“Commitment Annex” means Annex A to this Agreement.

“Commitment Expiry Date” means August 29, 2010.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit C hereto.

“Consolidated Subsidiary” means at any date any Subsidiary or other Person the accounts of which would be consolidated with those of a Borrower (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person:  (i) with respect to any debt, lease, dividend or other payment obligation of another Person if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreement to pay relating thereto will be complied with, or that any holder of such liability will be protected, in whole or in part, against loss with respect thereto (other than pursuant to Ordinary Course of Business indemnification provisions in agreements for which no claim has been asserted); (ii) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (iii) under any Swap Contract, to the extent not yet due and payable; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for any obligations of another Person pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person, excluding in the case of this clause (v) any obligation in connection with upfront payments from vendors or suppliers.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so guaranteed or otherwise supported.  It is hereby understood and agreed that all Floor Plan Obligations shall constitute Contingent Obligations.

“Controlled Group” means all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Credit Exposure” means any period of time during which the Revolving Loan Commitment is outstanding or any Loan, Reimbursement Obligation or other Obligation remains unpaid or any Letter of Credit or Support Agreement remains outstanding; provided, that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability, absent the assertion of a claim, or the existence of a claim known to Administrative Agent and reasonably likely to be asserted, with respect thereto.

“Credit Party” means any of any Borrower and any Subsidiary of any Borrower, whether now existing or hereafter acquired or formed; and “Credit Parties” means all such Persons, collectively.

“Debt” of a Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds,

debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except (a) trade accounts payable and accrued expenses arising and paid in the ordinary course of business as modified from time to time, (b) except as provided in clause (ix) below, the SLM Holdback Payment Obligations, and (c) salaries, employee benefits and deferred compensation, (iv) all Capital Leases of such Person, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under any letter of credit and all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a banker’s acceptance or similar instrument, (vi) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person (except where such repurchase or redemption rights may not, by the terms thereof, arise at any time during the term of this Agreement or while any of the Obligations (other than contingent indemnification liability, absent the assertion of a claim with respect thereto) remain outstanding), (vii) all obligations secured by a consensual Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person (but, if not, then only to the extent of the fair market value of the asset securing such obligations), (viii) ”earnouts” and similar payment obligations of such Person, (ix) the undrawn portion of the SLM Letter of Credit (and prior to the issuance thereof, the SLM Holdback Payment Obligation; it being agreed that the SLM Holdback Payment Obligation shall not be considered “Debt” for purposes of Section 5.1), and (x) all Debt of others Guaranteed by such Person.  It is hereby understood and agreed that in no event shall the term “Debt” include the Foreign Payment Obligations and any Floor Plan Obligations.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Lender” means, so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement or reimbursement required pursuant to the terms of any Financing Document.

“Domestic Subsidiary” means a Subsidiary organized, incorporated or otherwise formed under the laws of the United States or any State thereof.

“Dormant Subsidiaries” means Mackie Designs (France) S.A., a French entity, Class A, s.r.o., a Czech entity, Mackie Designs (Deutschland) GmbH, a German entity, Mackie Designs (Netherlands) B.V., a Netherlands entity and Mackie Designs Inc., a Washington corporation.

“EBITDA” has the meaning provided in the Compliance Certificate.

“Eligible Accounts” means all Accounts of each Borrower and LOUD UK, except for any Account:

(A)          that is unpaid more than sixty (60) days after the due date therefor, not to exceed one hundred eighty (180) days after the date of the original invoice therefor, in the case of dated accounts, or more than one hundred twenty (120) days after the date of the original invoice therefor, in the case of undated accounts;

(B)           that is the obligation of an Account Debtor if fifty percent (50%) or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth herein;

(C)           that arises from a sale to any director, officer, other employee, salesperson or Affiliate of any Credit Party, or to any Person (other than a natural person) which has any common officer or director with any Credit Party, excluding any Account Debtor that is an Affiliate of any Credit Party solely because such Affiliate is owned or controlled by Investor or an Affiliate of Investor or has common officers or directors as a result thereof and is otherwise on terms and conditions comparable to those that would be agreed to in an arms-length transaction.

(D)          that is the obligation of an Account Debtor located in a foreign country other than Canada (but, in the case of Canada, limited to Account Debtors located in Ontario or any other province of Canada in which the Personal Property Security Act has been adopted in substantially the same form as currently in effect in Ontario) unless (i) the Account Debtor has delivered to, and for the benefit of, the applicable Borrower or LOUD UK an irrevocable letter of credit issued or confirmed by a bank satisfactory to Administrative Agent and payable only in the United States and in United States dollars, sufficient to cover such Account, in form and substance satisfactory to Administrative Agent and, if required by Administrative Agent, the original of such letter of credit has been delivered to Administrative Agent or Administrative Agent’s agent, and applicable Borrower or LOUD UK has assigned the proceeds of such letter of credit to Administrative Agent pursuant to documentation in form and substance acceptable to Administrative Agent or otherwise named Administrative Agent as transferee beneficiary thereunder, as Administrative Agent may specify, (ii) such Account is subject to credit insurance payable to Administrative Agent issued by an insurer and on terms and in an amount acceptable to Administrative Agent, or (iii) such Account is otherwise acceptable in all respects to Administrative Agent (subject to such limits or lending formulae with respect thereto as Administrative Agent may determine);

(E)           that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state or municipality or department, agency or instrumentality thereof unless and to the extent with respect to all such Accounts in excess of $100,000 that Borrower or LOUD UK has either (i) complied in a manner reasonably acceptable to Administrative Agent with the Federal Assignment of Claims Act of 1940 or any applicable state statute or municipal ordinance of similar purpose and effect, with respect to such obligation; or (ii) delivered to Administrative Agent information reasonably acceptable to Administrative Agent indicating that compliance with such Laws is not a necessary precondition for Administrative Agent to send a binding, enforceable notification to the applicable Account Debtor to make payment on such Account directly to Administrative Agent;

(F)           as to which any proceedings or actions known to any Credit Party (or to Administrative Agent) are threatened or pending against the Account Debtor with respect to such Account which could reasonably be expected to have a material adverse change in any such Account Debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(G)           that consists of progress billings (such that the obligation of the Account Debtors with respect to such Account is conditioned upon the applicable Borrower’s or LOUD UK’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Administrative Agent shall have received an agreement from the Account Debtor, in form and substance satisfactory to Administrative Agent, confirming the unconditional obligation of the Account Debtor to take the goods related thereto and pay such invoice;

(H)          owed by an Account Debtor obligated in respect of Accounts constituting more than thirty percent (30%) of the aggregate amount of all Accounts (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Accounts);

(I)            to the extent any good faith defense, counterclaim, setoff or dispute is asserted as to such Account but, subject to the terms hereof, the amount not subject to any such defense, counterclaim, set-off or dispute may nonetheless be an Eligible Account;

(J)            to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(K)          as to which Administrative Agent’s Lien therein, on behalf of itself and Lenders, is not a first priority perfected security interest;

(L)           that (i) is not owned by the applicable Borrower or LOUD UK or (ii) is subject to any Lien of any other Person, other than Liens in favor of Administrative Agent, on behalf of itself and Lenders and other than Permitted Liens described in clauses (d), (e), (f) and (g) of Section 5.2;

(M)         upon which (i) the applicable Borrower’s or LOUD UK’s right to receive payment is not absolute or is contingent (subject to Ordinary Course of Business return rights) upon the fulfillment of any condition whatsoever (including any Account that arises from a sale on consignment, guaranteed sale, sale and return, sale on approval or other terms under which payment by the Account Debtor may be conditioned or contingent) or (ii) the applicable Borrower or LOUD UK is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(N)          that does not arise from the actual and bona fide sale and delivery of goods or the performance of services by the applicable Borrower or LOUD UK in the Ordinary Course of Business, or that does not arise from a transaction completed in all material respects in accordance with the terms and provisions contained in any documents related thereto; and

(O)          that is payable in any currency other than United States dollars (other than Accounts generated by LOUD or SLM and payable in euros or pounds sterling in an aggregate Dollar equivalent not to exceed $3,000,000 and Accounts generated by LOUD UK).

For purposes of this Agreement, the amount of Eligible Accounts at any time shall be equal to the face amount of such Eligible Accounts at such time less, without duplication, any and all sales returns, rebates, quick pay discounts, sales credits, international warranty reserves, allowances or excise taxes of any nature issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Any Accounts of Borrowers and LOUD UK which are not Eligible Accounts shall nevertheless be part of the Collateral to the extent provided in the Security Documents.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other financial institution or institutional investor approved by (a) Administrative Agent, (b) in the case of any assignment of any portion of the Revolving Loan Commitment, Swingline Lender, and (c) unless either (I) Administrative Agent has not notified Borrowers that Administrative Agent has completed the primary syndication of the Loans and/or (II) an Event of Default has occurred and is continuing, Borrower Representative (such approval of Borrower Representative not to be unreasonably withheld or delayed, and shall be deemed provided unless expressly withheld by Borrower Representative within ten (10) Business Days of request therefor); provided that notwithstanding the foregoing, (x) ”Eligible Assignee” shall not include any Borrower or any of a Borrower’s Affiliates or Subsidiaries and (y) no proposed assignee intending to assume all or any portion of the Revolving Loan Commitment shall be an Eligible Assignee unless such proposed assignee either already holds a portion of the Revolving Loan Commitment, or has been approved as an Eligible Assignee by Administrative Agent and Swingline Lender.

“Eligible Inventory” means all Inventory of each Borrower, except for any Inventory:

(A)          that consists of work-in-process;

(B)           that in Administrative Agent’s reasonable determination or in the determination of the applicable Borrower’s management is excess, obsolete, unsaleable, shopworn, seconds, damaged or unfit for sale;

(C)           that is not of a type held for sale by the applicable Borrower in the Ordinary Course of Business;

(D)          as to which Administrative Agent’s security interest therein, on behalf of itself and Lenders, is not a first priority perfected security interest;

(E)           that is not owned by the applicable Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure performance with respect to that Inventory), except the Liens in favor of Administrative Agent, on behalf of itself and Lenders;

(F)           that is located on premises leased by the applicable Borrower or stored with a bailee, warehouseman, processor or similar Person, unless (i) Administrative Agent has given its consent thereto, (ii) a Lien waiver and collateral access agreement, in form and substance satisfactory to Administrative Agent has been delivered to Administrative Agent, together, in the case of a processor, with any and all duly authorized UCC financing statements required by Administrative Agent naming such Person as debtor, the applicable Borrower as secured creditor and Administrative Agent as assignee or (iii) reserves (three months rent) against borrowing availability hereunder reasonably satisfactory to Administrative Agent have been established with respect thereto;

(G)           that is placed on consignment, is in transit (except for up to an aggregate amount of Inventory in transit of $2,500,000), is outside the possession or control of the applicable Borrower (other than as described in the preceding clause (F) and it being understood that, for purposes of this clause (G), Inventory at any location leased by a Credit Party shall be deemed to be in the possession and control of such Credit Party)) or is in possession of the applicable Borrower on a sale-on-approval or sale-on-return basis or subject to any other repurchase agreement;

(H)          that is manufactured, assembled or otherwise produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i);

(I)            that is located outside the United States of America or The Netherlands; and

(J)            as to which Administrative Agent’s Lien thereon, on behalf of itself and Lenders, is not a first priority perfected security interest.

For purposes of this Agreement, the amount of Eligible Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP, reduced by reserves established by any Borrower in the Ordinary Course of Business, including without limitation reserves for “MRB”, spare parts and loaner Inventory.  Inventory located in The Netherlands will not be Eligible Inventory until such time as Security Documents, in form and substance reasonably satisfactory to the Administrative Agent have been executed, delivered and recorded, as deemed necessary or advisable by Administrative Agent.  Thereafter, all of such Inventory shall be Eligible Inventory, to the extent that such Inventory satisfies the eligibility provisions set forth above.  Any Inventory of Borrowers which is not Eligible Inventory shall nevertheless be part of the Collateral to the extent provided in the Security Documents.

“Eligible Swap Counterparty” means Administrative Agent, any Affiliate of Administrative Agent, any Lender and/or any Affiliate of any Lender that (i) at any time it occupies such role or capacity enters into a Swap Contract with any Borrower or any Subsidiary and (ii) in the case of a Lender or an Affiliate of a Lender other than Administrative Agent, is expressly identified by Administrative Agent as maintaining a reporting system acceptable to Administrative Agent with respect to Swap Contract exposure and agrees with Administrative Agent to provide regular reporting to Administrative Agent, in form and content reasonably satisfactory to Administrative Agent, with respect to such exposure.

“Environmental Laws” means any and all Laws relating to the environment or the effect of Hazardous Materials on human health or to emissions, discharges or releases of Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Borrower maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Event of Default” has the meaning set forth in Section 8.1.

“Excess Cash Flow” has the meaning provided in the Excess Cash Flow Certificate.

“Excess Cash Flow Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto.

“Extraordinary Receipts” means any cash, net of expenses reasonably related thereto, received by any Credit Party not in the Ordinary Course of Business (and not consisting of proceeds described in any of clauses (ii), (iii) and/or (iv) of Section 2.1(c) and not consisting of amounts received in respect of foreign, United States, State or local tax refunds), including without limitation pension plan reversions.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the

Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Financing Documents” means this Agreement, any Notes, the Security Documents, any fee letter among Merrill Lynch and any of the Borrowers relating to the transactions contemplated hereby, the Subordination Agreement, any subordination or intercreditor agreement (other than the Subordination Agreement) pursuant to which any Debt (other than the Subordinated Debt) and/or any Liens securing such Debt is subordinated to all or any portion of the Obligations and all other documents, instruments and agreements contemplated herein or thereby and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Fiscal Year” means a fiscal year of Borrowers, ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” has the meaning provided in the Compliance Certificate.

“Floor Plan Obligations” means obligations of the Borrowers in connection with the financing of inventory purchased by any Borrower’s customer.

“Foreign Lender” has the meaning set forth in Section 2.8(c).

“Foreign Payment Obligations” means obligations owed to Mackie Designs (Italy) SPA in Liquidazione E Concordato Preventivo, in an aggregate principal amount not to exceed $3,200,000.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other payment obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other payment obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part) (other than pursuant to Ordinary Course of Business indemnification provisions in agreement, for which no claim has been asserted), provided that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means (i) any “hazardous substance” as defined in CERCLA, (ii) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (iii) asbestos, (iv) polychlorinated biphenyls, (v) petroleum, its derivatives, by-products and other hydrocarbons, (vi) mold and (vii) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of property by Hazardous Materials which requires clean up or remediation under Environmental Laws.

“Indemnitees” has the meaning set forth in Section 9.2.

“Instrument” means “instrument”, as defined in Article 9 of the UCC.

“Intellectual Property” means, all patents, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers, copyrights, technology, know-how and processes, computer hardware and software and all applications and licenses therefor.

“Intercompany Loans” has the meaning set forth in Section 2.11.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one (1), two (2), three (3) or six (6) months (or, if all applicable Lenders consent thereto, twelve (12) months) thereafter, as selected by Borrower Representative pursuant to Section 2.3(e); provided, that:  (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; (c) Borrower Representative may not select any Interest Period for a Revolving Loan which would extend beyond the Commitment Expiry Date; and (d) Borrower Representative may not select any Interest Period for a Term Loan if, after giving effect to such selection, the aggregate principal amount of such Term Loan having Interest Periods ending after any date on which an installment of such Term Loan is scheduled to be repaid would exceed the aggregate principal amount of such Term Loan scheduled to be outstanding after giving effect to such repayment.

“Inventory” means “inventory” (as defined in Article 9 of the UCC).

“Investment” means any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise) or holding securities, capital contributions, loans, time deposits, advances, Guarantees or otherwise (it being agreed that Accounts held in the Ordinary Course of Business shall not constitute Investments).  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

“Investor” means Sun Capital Partners Management, LLC, a Delaware limited liability company and its Affiliates, successors and assigns.

“Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, binding guidelines, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental concessions, grants, governmental agreements and governmental restrictions, whether now or hereafter in effect.

“LC Issuer” means one or more banks, trust companies or other Persons in each case expressly identified by Administrative Agent from time to time, in its sole discretion, as an LC Issuer for purposes of issuing one or more Letters of Credit hereunder.  Without limitation of Administrative Agent’s discretion to identify any Person as an LC Issuer, no Person shall be designated as an LC Issuer unless such Person maintains reporting systems acceptable to Administrative Agent with respect to letter of credit exposure and agrees to provide regular reporting to Administrative Agent satisfactory to it with respect to such exposure.

“Lender” means each of (i) Merrill Lynch, (ii) each other Person party hereto in its capacity as a lender, (iii) each other Eligible Assignee that becomes a party hereto pursuant to Section 11.6, (iv) Administrative Agent, to the extent of any Revolving Loans made by Administrative Agent which have not been settled among the Lenders pursuant to Section 10.13, and (v) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing.  In addition to the foregoing, solely for the purpose of identifying the

Persons entitled to share in the Collateral as more fully set forth in this Agreement and the Security Documents (and not for purposes of any other rights, including voting rights hereunder), the term “Lender” shall include Eligible Swap Counterparties.  In connection with any such distribution of payments and collections, Administrative Agent shall be entitled to assume that no amounts are due to any Eligible Swap Counterparty unless such Eligible Swap Counterparty has notified Administrative Agent of the amount of any such liability owed to it prior to such distribution.

“Lender Letter of Credit” means a Letter of Credit issued by an LC Issuer that is also, at the time of issuance of such Letter of Credit, a Lender.

“Letter of Credit” means a standby or documentary (trade) letter of credit issued for the account of any Borrower by an LC Issuer which expires by its terms within one year after the date of issuance and in any event at least five (5) days prior to the Commitment Expiry Date.  Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods provided that the LC Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the fifth (5th) day prior to the Commitment Expiry Date.

“Letter of Credit Liabilities” means, at any time of calculation, the sum of (i) without duplication, the amount then available for drawing under all outstanding Lender Letters of Credit and all Supported Letters of Credit, in each case without regard to whether any conditions to drawing thereunder can then be met plus (ii) without duplication, the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under all such Lender Letters of Credit and Supported Letters of Credit.

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (i) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in United States dollars for the applicable Interest Period under the caption British Bankers Association LIBOR Rates as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein).  If Bloomberg Professional Service no longer reports the LIBOR or Administrative Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Administrative Agent in the London Interbank Market or if such index no longer exists or if Page BBAM 1 no longer exists or accurately reflects the rate available to Administrative Agent in the London Interbank Market, Administrative Agent may select a replacement index or replacement page, as the case may be.

“LIBOR Loans” means any Loans, other than Swingline Loans, which accrue interest by reference to the LIBOR, in accordance with the terms of this Agreement.

“LIBOR Margin” means (i) as of the Closing Date, 3.50% per annum, with respect to the Revolving Loans, Term Loan A and other Obligations (other than the Swingline Loans and Term Loan B), and 4.00% per annum with respect to Term Loan B and (ii) thereafter, as of each Adjustment Date, the applicable percent per annum set forth in the Pricing Table corresponding to the Total Debt to Adjusted EBITDA Ratio as of the last day of the most recently completed calendar quarter prior to the applicable Adjustment Date; provided, that if an Event of Default under Section 8.1(a) or 8.1(b) as a result of a violation of Article 6 has occurred and is continuing on an Adjustment Date, no reduction in the LIBOR Margin shall occur on such Adjustment Date.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.  For the purposes of this Agreement and the other Financing Documents, any Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.  No Person shall be deemed to have a Lien on any asset solely as a result of such Person filing an unauthorized UCC-1 financing statement against any such asset.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan Account” has the meaning set forth in Section 2.6(b).

“Loans” means Term Loan A, Term Loan B, the Revolving Loans and the Swingline Loans, or any combination of the foregoing, as the context may require.

“LOUD UK” means LOUD Technologies (Europe) Plc, a public liability company organized under the laws of England and Wales.

“Major Casualty Proceeds” means (i) the aggregate insurance proceeds received in connection with one or more related events under any Property Insurance Policy or (ii) any award or other compensation with respect to any eminent domain, condemnation of property or similar proceedings (or any transfer or disposition of property in lieu of condemnation), if the amount of such aggregate insurance proceeds or award or other compensation exceeds $250,000.

“Management Agreement” means the Management Services Agreement dated as of February 21, 2003 between LOUD and Sun Capital Partners Management, LLC, which agreement has not been amended or otherwise modified.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (i) the financial condition, operations, business or properties of the Credit Parties, taken as a whole, (ii) the rights and remedies (taken as a whole) of Administrative Agent or Lenders under any Financing Document, or the ability of any Credit Party to perform their obligations under any Financing Document to which it is a party, (iii) the legality, validity or enforceability of any Financing Document, or (iv) the existence, perfection or priority of any security interest granted in any Financing Document or the value of any material portion of the Collateral.

“Material Contracts” has the meaning set forth in Section 3.17.

“Maximum Lawful Rate” has the meaning set forth in Section 2.7(b).

“Merrill Lynch” means Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., and its successors.

“Multiemployer Plan” means a multiemployer plan, that is intended to meet the definition set forth in Section 4001(a)(3) of ERISA, to which any Borrower or any member of the Controlled Group may have any liability.

“Net Cash Proceeds” means, with respect to any transaction or event or any event giving rise to Major Casualty Proceeds, an amount equal to the cash proceeds received by any Credit Party from or in respect of such transaction or event (including cash proceeds of any non-cash proceeds of such transaction), less (i) any out-of-pocket expenses (including legal fees, brokers’ or underwriters’ commissions, accountants’ fees and other customary fees and expenses) that are reasonably incurred by such Credit Party in connection therewith, (ii) amounts required to be paid to Governmental Authorities in connection therewith, and (iii) in the case of an Asset Disposition, the amount of any Debt secured by a Lien on the related asset and discharged from the proceeds of such Asset Disposition and any taxes paid or reasonably estimated by the applicable Credit Party to be payable by such Person in respect of such Asset Disposition (provided, that if the actual amount of taxes paid is materially less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds and shall be promptly paid to the Administrative Agent for application in accordance with the terms hereof).

“Non-Funding Revolving Lender” means a Revolving Lender that has delivered a notice to each of Administrative Agent and Swingline Lender stating that such Revolving Lender shall cease making Revolving Loans due to the non-satisfaction of one or more conditions set forth in Article 7, and specifying any such non-satisfied conditions; provided, that any Revolving Lender delivering any such notice shall be a Non-Funding Revolving Lender solely over the period commencing on the Business Day following receipt by Administrative Agent and Swingline Lender of such notice, and terminating on such date that such Revolving Lender has either revoked the effectiveness of such notice or acknowledged to each of Administrative Agent and Swingline Lender the satisfaction of the condition specified in such notice.

“Notes” means the Term Notes A, the Term Notes B, the Revolving Loan Notes and the Swingline Loan Note, or any combination of the foregoing, as the context may require.

“Notice of Borrowing” means a notice of a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit E hereto.

“Notice of LC Credit Event” means a notice from a Responsible Officer of Borrower Representative to Administrative Agent with respect to any issuance, increase or extension of a Letter of Credit specifying: (i) the date of issuance or increase of a Letter of Credit; (ii) the identity of the LC Issuer with respect to such Letter of Credit, (iii) the expiry date of such Letter of Credit; (iv) the proposed terms of such Letter of Credit, including the face amount; and (v) the transactions that are to be supported or financed with such Letter of Credit or increase thereof.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.  In addition to, but without duplication of, the foregoing, the Obligations shall include, without limitation, all obligations, liabilities and indebtedness arising from or in connection with (i) all Support Agreements, (ii) all Lender Letters of Credit and (iii) all Swap Contracts entered into with any Eligible Swap Counterparty.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operative Documents” means the Financing Documents and the Subordinated Debt Documents.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party, the ordinary course of such Credit Party’s business, as conducted by such Credit Party in accordance with past practices.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

“Overadvance Revolving Loans” has the meaning set forth in Section 2.2(a)(ii).

“Participant” has the meaning set forth in Section 11.6(b).

“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of each Borrower to Administrative Agent under the Financing Documents shall be made, or such other account as Administrative Agent shall from time to time specify by notice to Borrower Representative.

“Payment Notification” means a written notification substantially in the form of Exhibit F hereto.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Permits” has the meaning set forth in Section 3.1.

“Permitted Acquisition” has the meaning set forth in Section 5.8(b).

“Permitted Contest” means a contest maintained in good faith by appropriate proceedings timely instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

“Permitted Liens” means Liens permitted pursuant to Section 5.2.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Pricing Table” means the following table:

Tier	Total Debt to Adjusted EBITDA	Revolving Loans, Term Loan A and all other Obligations (other than Swingline Loans and Term Loan B)		Term Loan B		Swingline Loans
Level	Ratio	Base Rate	LIBOR	Base Rate	LIBOR	Base Rate
1	Greater than or equal to 4.50 to 1.0	2.75%	3.75%	3.25%	4.25%	2.75%
2	Greater than or equal to 3.50 to 1.0, but less than 4.50 to 1.0	2.50%	3.50%	3.00%	4.00%	2.50%
3	Less than 3.50 to 1.0	2.25%	3.25%	2.75%	3.75%	2.25%

For purposes of the Pricing Table, if Borrower Representative shall at any time fail to timely deliver a Compliance Certificate, then effective as of the tenth (10th) Business Day following the date on which such Compliance Certificate was due, each applicable Base Rate Margin and each applicable LIBOR Margin shall be conclusively presumed to equal the highest applicable Base Rate Margin and the highest applicable LIBOR Margin specified in the Pricing Table until the date of delivery of such Compliance Certificate.

“Property Insurance Policy” means any insurance policy maintained by any Credit Party covering losses with respect to tangible real or personal property or improvements or losses from business interruption.

“Pro Rata Share” means (i) with respect to a Lender’s right to receive payments of principal and interest with respect to Term Loan A, the Term Loan A Commitment Percentage of such Lender, (ii) with respect to a Lender’s right to receive payments of principal and interest with respect to Term Loan B, the Term Loan B Commitment Percentage of such Lender, (iii) with respect to a Lender’s obligation to make Revolving Loans, such Lender’s right to receive payments of principal and interest with respect thereto, such Lender’s right to receive the unused line fee described in Section 2.3(b), and such Lender’s obligation to share in Letter of Credit Liabilities and to receive the related Letter of Credit fee described in Section 2.5(b), the Revolving Loan Commitment Percentage of such Lender, and (iv) for all other purposes (including without limitation the indemnification obligations arising under Section 10.6) with respect to any Lender, the percentage obtained by dividing (x) the sum of the Revolving Loan Commitment Amount of such Lender (or, in the event the Revolving Loan Commitment shall have been terminated, such Lender’s then existing Revolving Loan Outstandings), plus such Lender’s then outstanding principal amount of the Term Loans by (y) the sum of the Revolving Loan Commitment (or, in the event the Revolving Loan Commitment shall have been terminated, the then existing Revolving Loan Outstandings) of all Lenders, plus the then outstanding principal amount of the Term Loans of all Lenders.

“Reimbursement Obligations” means, at any date, the obligations of each Borrower then outstanding to reimburse (i) Administrative Agent for payments made by Administrative Agent under a Support Agreement and/or (ii) any LC Issuer, for payments made by such LC Issuer under a Lender Letter of Credit.

“Replacement Lender” has the meaning set forth in Section 11.6(c).

“Required Lenders” means, subject to the provisions of Section 10.13(d), at any time Lenders holding (i) more than fifty percent (50%) of the sum of the Revolving Loan Commitment and the outstanding principal balance of the Term Loans (taken as a whole) or (ii) if the Revolving Loan Commitment has been terminated, more than fifty percent (50%) of the sum of (x) the then aggregate outstanding principal balance of the Loans plus (y) the then aggregate amount of Letter of Credit Liabilities.  Notwithstanding the foregoing, (A) during such time period as Merrill Lynch and any one additional Lender holds greater than fifty percent (50%) of the total of (x) the Revolving Loan Commitment and (y) the then outstanding principal balance of the Term Loans, “Required Lenders” shall mean at least three Lenders holding the portion of the Term Loans and the Revolving Loan Commitment set forth in clause (i) or (ii) of the preceding sentence, as applicable, but (B) if at any time one or more Lenders hold greater than sixty-six and two-thirds percent (66 2/3%) of the total of (x) the Revolving Loan Commitment and (y) the then outstanding principal balance of the Term Loans, “Required Lenders” shall mean Lenders holding (i) more than sixty-six and two-thirds percent (66 2/3%) of the sum of the Revolving Loan Commitment and the outstanding principal balance of the Term Loans (taken as a whole) or (ii) if the Revolving Loan Commitment has been terminated, more than sixty-six and two-thirds percent (66 2/3%) of the sum of the then aggregate outstanding principal balance of the Loans plus the then aggregate amount of the Letter of Credit Liabilities.  Defaulted Lenders shall be excluded for purposes of calculating Required Lenders.

“Required Revolving Lenders” means, subject to the provisions of Section 10.13(d), at any time Revolving Lenders holding (i) more than fifty percent (50%) of the Revolving Loan Commitment or (ii) if the Revolving Loan Commitment has been terminated, more than fifty percent (50%) of the sum of (x) the then aggregate outstanding principal balance of the Revolving Loans plus (y) the then aggregate amount of Letter of Credit Liabilities.  Notwithstanding the foregoing, (A) during such time period as Merrill Lynch and any one additional Lender holds greater than fifty percent (50%) of the aggregate of the Revolving Loan Commitment, “Required Revolving Lenders” shall mean at least three Lenders holding at least fifty percent (50%) of the Revolving Loan Commitment, but (B) if at any time one or more Lenders hold greater than sixty-six and two-thirds percent (66 2/3%) of the Revolving Loan Commitment, “Required Revolving Lenders” shall mean Lenders holding more than sixty-six and two-thirds percent (66 2/3%) of the Revolving Loan Commitment.  Defaulted Lenders shall be excluded for purposes of calculating Required Revolving Lenders.

“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer or any Vice President of the applicable Borrower.

“Restricted Distribution” means as to any Person (i) any dividend or other distribution (whether in cash, cash pay securities or other property) on any equity interest in such Person (except those payable solely in its non-cash pay equity interests) or (ii) any payment by such Person on account of (a) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition (exclusive of a reverse stock split of equity securities issued by LOUD) of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person or (b) any option, warrant or other right to acquire any equity interests in such Person.

“Revolving Lender” means, as of any date of determination, each Lender having a Revolving Loan Commitment Amount at such date in excess of zero (or, in the event the Revolving Loan Commitment shall have been terminated at such date, each Lender at such time having Revolving Loan Outstandings in excess of zero).

“Revolving Loan Borrowing” means a borrowing of a Revolving Loan.

“Revolving Loan Commitment” means the sum of each Lender’s Revolving Loan Commitment Amount.

“Revolving Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Amount” (if such Lender’s name is not so set forth thereon, then the dollar amount on the Commitment Annex for the Revolving Loan Commitment Amount for such Lender shall be deemed to be zero), as such amount may be adjusted from time to time by any “Amounts Assigned” (with respect to such Lender’s portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective Assignment Agreements to which such Lender is a party.

“Revolving Loan Commitment Percentage” means, as to any Lender, (i) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero) and (ii) on any date following the Closing Date, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the Revolving Loan Commitment on such date.

“Revolving Loan Limit” means, at any time, the lesser of (i) the Revolving Loan Commitment minus the amount of Swingline Loan Outstandings minus the SLM Holdback Payment Obligations (but only until such time as the SLM Letter of Credit is issued) and (ii) the Borrowing Base minus the amount of Swingline Loan Outstandings minus the SLM Holdback Payment Obligations (but only until such time as the SLM Letter of Credit is issued).

“Revolving Loan Note” has the meaning set forth in Section 2.4.

“Revolving Loan Outstandings” means at any time of calculation (i) the sum of the then existing aggregate outstanding principal amount of Revolving Loans and the then existing Letter of Credit Liabilities and (ii) when used with reference to any single Lender, the sum of the then existing outstanding principal amount of Revolving Loans advanced by, or for the account of, such Lender and the then existing Letter of Credit Liabilities for the account of such Lender.

“Revolving Loans” has the meaning set forth in Section 2.2(a).

“Security Documents” means any agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (i) Guarantees payment or performance of all or any portion of the Obligations and/or (ii) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Administrative Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Senior Debt” has the meaning provided in the Compliance Certificate.

“Senior Debt to Adjusted EBITDA Ratio” has the meaning provided in the Compliance Certificate.

“Settlement Date” has the meaning set forth in Section 10.13(a).

“Settlement Service” has the meaning set forth in Section 11.6(a).

“SLM Holdback Payment Obligations” means, obligations of SLM, not to exceed $3,000,000 plus accrued interest thereon, to make the “Post-Closing Payment” pursuant to that certain Acquisition Agreement dated as of March 4, 2005 among LOUD, SLM, SLM Holding Corp. and SLM Merger Corp.

“SLM Letter of Credit” means any Letter of Credit (or any replacement Letter of Credit) to collateralize the SLM Holdback Payment Obligations.

“Small Scale Acquisition” means any Permitted Acquisition for which the sum of all amounts payable in connection with such Permitted Acquisition (as calculated in clause viii of Section 5.8(b) hereof) is less than $1,500,000.

“Solvent” means, with respect to any Person, that such Person (i) owns and will own assets the fair saleable value of which, on a going concern basis, are (a) greater than the total amount of its liabilities (including the amount of Contingent Obligations to the extent reasonably expected to become non-contingent) and (b) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (ii) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (iii) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due in the ordinary course of business.

“Stated Rate” has the meaning set forth in Section 2.7(b).

“Subordinated Debt” means Debt of Borrowers owing to OCM Mezzanine Fund, L.P. (and its successors and assigns) in the principal amount of $14,750,000 (together with capitalized interest, fees, costs and other amounts) incurred pursuant to the terms of the Subordinated Debt Documents.

“Subordinated Debt Documents” means that certain Securities Purchase Agreement dated as of the Closing Date among LOUD, SLM, certain Affiliates of LOUD and OCM Mezzanine Fund, L.P., as the same may be amended, supplemented, restated or otherwise modified from time to time in compliance with the Subordination Agreement (the “SPA”), and all other “Subordinated Note Documents” (as defined in the SPA).

“Subordination Agreement” means that certain Subordination Agreement dated as of August 29, 2005, among Administrative Agent, OCM Mezzanine Fund, L.P., Borrowers, and certain Affiliates of Borrowers, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

“Subsidiary” means, with respect to any Person, (i) any corporation of which an aggregate of more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such capital stock whether by proxy, agreement, operation of law or otherwise, and (ii) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Support Agreement” has the meaning set forth in Section 2.5(a).

“Supported Letter of Credit” means a Letter of Credit issued by an LC Issuer in reliance on one or more Support Agreements.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, that is intended to provide protection against fluctuations in interest or currency exchange rates and is entered into in the ordinary course of business and not for purposes of speculation.

“Swingline Lender” means Merrill Lynch or any Lender expressly identified by Merrill Lynch as the Swingline Lender or, if Merrill Lynch shall at any time resign as Swingline Lender, a Lender other than Merrill Lynch selected by Administrative Agent in its sole discretion and reasonably acceptable to Borrower Representative.

“Swingline Loan” has the meaning set forth in Section 2.2(e).

“Swingline Loan Limit” means, at any time, the smallest of the following amounts:  (i) $4,000,000, (ii) the Revolving Loan Commitment minus the amount of Revolving Loan Outstandings and (iii) the Borrowing Base minus the amount of Revolving Loan Outstandings.

“Swingline Loan Note” has the meaning set forth in Section 2.4.

“Swingline Loan Outstandings” means, at any time of calculation, the then existing aggregate outstanding principal amount of Swingline Loans.

“Target” has the meaning set forth in Section 5.8(b).

“Taxes” has the meaning set forth in Section 2.8.

“Term Loan A” has the meaning set forth in Section 2.1.

“Term Loan A Commitment Percentage” means, as to any Lender, (i) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Term Loan A Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero) and (ii) on any date following the Closing Date, the percentage equal to the principal amount of Term Loan A held by such Lender on such date divided by the aggregate principal amount of Term Loan A on such date.

“Term Loan B” has the meaning set forth in Section 2.1.

“Term Loan B Commitment Percentage” means, as to any Lender, (i) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Term Loan B Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero) and (ii) on any date following the Closing Date, the percentage equal to the principal amount of Term Loan B held by such Lender on such date divided by the aggregate principal amount of Term Loan B on such date.

“Term Loans” means Term Loan A and Term Loan B, collectively.

“Term Note A” has the meaning set forth in Section 2.4.

“Term Note B” has the meaning set forth in Section 2.4.

“Termination Date” has the meaning set forth in Section 2.2(c).

“Total Debt” has the meaning provided in the Compliance Certificate.

“Total Debt to Adjusted EBITDA Ratio” has the meaning provided in the Compliance Certificate.

“UCC” means the Uniform Commercial Code of the State of Illinois or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“United States” means the United States of America.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the equity securities (other than, in the case of a corporation, directors’ qualifying shares, to the extent legally required) are directly or indirectly owned and controlled by such Person or one or more Wholly-Owned Subsidiaries of such Person.

Section 1.2                                      Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including without limitation determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of Borrowers and its Consolidated Subsidiaries delivered to Administrative Agent and each of the Lenders. Except as provided in clause (vi) of the definition of the term “Debt”, in no event shall any capital stock be deemed to constitute Debt or any payment of any dividend or distribution thereon be deemed to constitute interest solely as a result of the application of FAS 150. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.3                                      Other Definitional Provisions.

References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided.  Any term defined herein may be used in the singular or plural.  “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”.  Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person.  References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively.  Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.  Time is of the essence in Borrowers’ and each other Credit Party’s performance under this Agreement and all other Financing Documents.  All amounts used for purposes of financial calculations required to be made herein shall be without duplication.  References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations.  References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States.  References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto.  References to “knowledge” of any Credit Party means the actual knowledge of a Responsible Officer.

Section 1.4                                      Certifications.

All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such person in his or her capacity as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such person’s individual capacity.

ARTICLE 2
LOANS AND LETTERS OF CREDIT

Section 2.1                                      Term Loans.

(a)                                  Term Loan Amounts.  On the terms and subject to the conditions set forth herein, the Lenders hereby agree to make the following Loans to Borrowers on the Closing Date:

(i)                                     a term loan in an original principal amount equal to $15,000,000 (“Term Loan A”); and

(ii)                                  a term loan in an original principal amount equal to $14,500,000 (“Term Loan B”).

Each Lender’s obligation to fund the Term Loans shall be limited to such Lender’s Term Loan A Commitment Percentage of Term Loan A, and such Lender’s Term Loan B Commitment Percentage of Term Loan B, and no Lender shall have any obligation to fund any portion of any Term Loan required to be funded by any other Lender, but not so funded.  No Borrower shall have any right to reborrow any portion of the Term Loans which are repaid or prepaid from time to time.

(b)                                 Scheduled Repayments.  There shall become due and payable, and Borrowers shall repay the Term Loans through, scheduled payments on each date set forth below, each equal to the applicable installment amount set forth below (or, if less, the outstanding amount of the applicable Loan):

Term Loan A

Date	Installment Amount

December 31, 2005	$625,000
March 31, 2006	$625,000
June 30, 2006	$625,000
September 30, 2006	$625,000
December 31, 2006	$625,000
March 31, 2007	$625,000
June 30, 2007	$625,000
September 30, 2007	$625,000
December 31, 2007	$625,000
March 31, 2008	$625,000
June 30, 2008	$625,000
September 30, 2008	$625,000
December 31, 2008	$875,000
March 31, 2009	$875,000
June 30, 2009	$875,000
September 30, 2009	$875,000
December 31, 2009	$1,000,000
March 31, 2010	$1,000,000
June 30, 2010	$1,000,000
August 29, 2010	$1,000,000

Term Loan B

Date	Installment Amount

December 31, 2005	$36,250
March 31, 2006	$36,250
June 30, 2006	$36,250
September 30, 2006	$36,250
December 31, 2006	$36,250
March 31, 2007	$36,250
June 30, 2007	$36,250
September 30, 2007	$36,250
December 31, 2007	$36,250
March 31, 2008	$36,250
June 30, 2008	$36,250
September 30, 2008	$36,250

Date	Installment Amount

December 31, 2008	$36,250
March 31, 2009	$36,250
June 30, 2009	$36,250
September 30, 2009	$36,250
December 31, 2009	$36,250
March 31, 2010	$36,250
June 30, 2010	$36,250
September 30, 2010	$36,250
December 31, 2010	$3,443,750
March 31, 2011	$3,443,750
June 30, 2011	$3,443,750
August 29, 2011	$3,443,750

(c)                                  Mandatory Prepayments.  There shall become due and payable and Borrowers shall prepay the Term Loans (and the Revolving Loans and Swingline Loans, to the extent required by Section 2.1(e)(i)) in the following amounts and at the following times:

(i)                                     on the one hundredth (100th) day following the last day of each Fiscal Year, beginning with the Fiscal Year ending December 31, 2006, an amount equal to Excess Cash Flow for such Fiscal Year;

(ii)                                  promptly after the date on which any Credit Party (or Administrative Agent as loss payee or assignee) receives any Major Casualty Proceeds, an amount equal to one hundred percent (100%) of the Net Cash Proceeds such Major Casualty Proceeds; provided, that, so long as no Event of Default under Section 8.1(a) or Section 8.1(b) as a result of a violation of Article 6 has occurred and is continuing, the recipient (other than Administrative Agent) of any Major Casualty Proceeds may reinvest (or enter into a binding commitment to reinvest) the amount of such Major Casualty Proceeds within one hundred eighty (180) days, in replacement assets useful in the business of the Credit Parties; provided, that the aggregate amount which may be reinvested by the applicable Borrower and its Subsidiaries pursuant to the preceding proviso may not exceed $1,000,000 in any Fiscal Year; provided, further, that if the applicable Credit Party does not intend to fully reinvest or commit to reinvest such Major Casualty Proceeds, or if the time period set forth in this sentence expires without such Credit Party having reinvested or committed to reinvest such Major Casualty Proceeds, Borrowers shall prepay the Loans in an amount equal to the Net Cash Proceeds such Major Casualty Proceeds (to the extent not reinvested, committed to be reinvested or intended to be reinvested, as applicable within such time period);

(iii)                               upon receipt by any Credit Party of the proceeds from the issuance and sale of any Debt or equity securities (other than (1) proceeds of Debt securities permitted pursuant to Section 5.1, (2) proceeds of the issuance of equity securities by any Borrower received on or before the Closing Date, (3) proceeds from the issuance of equity securities to members of the management of any Credit Party or, so long as no Event of Default is then in existence, to any Person that on the Closing Date owns equity securities of any Borrower,

(4) proceeds of the issuance of equity securities to any Borrower or any Wholly-Owned Subsidiary and (5) proceeds of the issuance of equity securities issued for the purpose of consummating a Permitted Acquisition), an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such issuance and sale;

(iv)                              upon receipt by any Credit Party of the proceeds of any Asset Disposition, an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Asset Disposition; provided, that no prepayment shall be required pursuant to this Section 2.1(c)(iv) unless and until the aggregate Net Cash Proceeds received during any Fiscal Year from Asset Dispositions exceeds $1,000,000 (in which case all Net Cash Proceeds in excess of such amount shall be used to make prepayments pursuant to this Section 2.1(c)(iv)), and provided, that, so long as no Default or Event of Default has occurred and is continuing, the recipient of such Net Cash Proceeds may reinvest (or enter into a binding commitment to reinvest) the amount of such Net Cash Proceeds within one hundred eighty (180) days, in replacement fixed assets of a kind then used or usable in the business of such Credit Party.  If the applicable Credit Party does not intend to so reinvest or commit to reinvest such Net Cash Proceeds, or if the time period set forth in the immediately preceding sentence expires without such Credit Party having reinvested or committed to reinvest such Net Cash Proceeds, Borrowers shall prepay the Loans in an amount equal to such Net Cash Proceeds; and

(v)                                 upon receipt by any Credit Party of any Extraordinary Receipts (exclusive of the first $250,000 of Extraordinary Receipts in any Fiscal Year), an amount equal to one hundred percent (100%) of such Extraordinary Receipts.

(d)                                 Optional Prepayments.  Subject to the provisions of Section 2.3(e)(iv), Borrowers may from time to time, with at least two (2) Business Days prior delivery to Administrative Agent of an appropriately completed Payment Notification, prepay any Term Loan in whole or in part; provided that any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000.

(e)                                  All Prepayments.

(i)                                     Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 2.3(e)(iv).  All prepayments of a Loan shall be applied first to that portion of such Loan comprised of Base Rate Loans and then to that portion of such Loan comprised of LIBOR Loans, in direct order of Interest Period maturities.  Any required prepayment in respect of either Major Casualty Proceeds or Net Cash Proceeds of any Asset Disposition shall be applied first against outstanding Revolving Loans and Swingline Loans, to the extent that, after giving effect to the event giving rise to such proceeds and any related modification of the most recently delivered Borrowing Base Certificate to reflect such event, a mandatory prepayment of Revolving Loans and/or Swingline Loans would be required pursuant to either of Section 2.2(c)(ii) or Section 2.2(e)(i), with the remaining amount of such proceeds being applied to the Term Loans as provided herein.  All mandatory prepayments of Term Loans shall be applied pro rata between the Term Loans according to the outstanding principal amounts thereof and, as to each Term Loan, pro rata to the remaining installments thereof.  All optional prepayments of the Term Loans shall be applied first to Term Loan A, pro rata to the remaining installments thereof, and following the repayment in full of Term Loan A, to Term Loan B, pro rata to the remaining installments thereof.  Following the payment in full of the Term Loans, any remaining amounts required by Section 2.1(c) to be used to prepay the Term Loans (whether resulting from an optional prepayment or a mandatory prepayment) shall instead be applied as a repayment of the outstanding Revolving Loans and the outstanding Swingline Loans (which amounts applied to the Revolving Loans and Swingline Loans are subject to reborrowing in accordance with the terms of this Agreement).

(ii)                                  Borrower Representative shall deliver to Administrative Agent an appropriately completed Payment Notification at least two (2) Business Days prior to each mandatory prepayment pursuant to Section 2.1(c) and each optional prepayment pursuant to Section 2.1(d), and Administrative Agent shall promptly notify each Lender of such notice.

Section 2.2                                      Revolving Loans and Swingline Loans.

(a)                                  Revolving Loans and Borrowings.

(i)                                     On the terms and subject to the conditions set forth herein, each Lender severally agrees to make Loans to Borrowers from time to time as set forth herein (each a “Revolving Loan”, and collectively, “Revolving Loans”) equal to such Lender’s Revolving Loan Commitment Percentage of Revolving Loans requested by Borrower Representative hereunder, provided that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit.  Within the foregoing limits, each Borrower may borrow under this Section 2.2(a)(i), may prepay or repay Revolving Loans from time to time and may reborrow Revolving Loans pursuant to this Section 2.2(a)(i).

(ii)                                  If Borrower Representative requests that Revolving Lenders make, or permit to remain outstanding, Revolving Loans in an aggregate principal amount in excess of the then existing Borrowing Base minus the sum of the then existing Swingline Loan Outstandings and the Letter of Credit Liabilities, Required Revolving Lenders may in their discretion elect to cause all Revolving Lenders to make, or permit to remain outstanding, such excess Revolving Loans (such excess Revolving Loans being referred to as “Overadvance Revolving Loans”), provided, however, that such Lenders may not at any time cause all Revolving Lenders to make, or permit to remain outstanding, (a) Revolving Loans in excess of the Revolving Loan Commitment less the sum at such time of (i) the Swingline Loan Outstandings and (ii) the Letter of Credit Liabilities or (b) Overadvance Revolving Loans in excess of $4,000,000.  Absent the consent of all Lenders, Administrative Agent shall be required to demand the repayment of all Overadvance Revolving Loans at least once every forty-five (45) days.  Absent repayment of such Overadvance Loans, no additional Overadvance Loans will be permitted hereunder.  If Overadvance Revolving Loans are made, or permitted to remain outstanding, pursuant to the preceding sentence, then (a) clauses (ii) and (iii) of the definitions of Revolving Loan Limit and Swingline Loan Limit, respectively, shall each be deemed increased by the amount of such permitted

Overadvance Revolving Loans, but only for so long as Required Revolving Lenders allow such Overadvance Revolving Loans to be outstanding and (b) all Revolving Lenders shall be bound to make, or permit to remain outstanding such Overadvance Revolving Loans based upon their Pro Rata Shares of the Revolving Loan Commitment in accordance with the terms of this Agreement.

(b)                                 Advancing Revolving Loans.

(i)                                     Borrower Representative shall deliver to Administrative Agent a Notice of Borrowing with respect to each proposed Revolving Loan Borrowing (other than Revolving Loans made pursuant to clause (iii) below), such Notice of Borrowing to be delivered no later than 1:00 p.m. (Chicago time) (1) on the day of such proposed borrowing, in the case of Base Rate Loans in an aggregate principal amount equal to or less than $5,000,000, (2) on the Business Day prior to such proposed borrowing, in the case of Base Rate Loans in an aggregate principal amount greater than $5,000,000 and (3) on the third (3rd) Business Day prior to such proposed borrowing, in the case of all LIBOR Loans.  Once given, except as provided in Section 2.3(e)(ii), a Notice of Borrowing shall be irrevocable and Borrowers shall be bound thereby.

(ii)                                  Each Borrower hereby authorizes Lenders and Administrative Agent to make Revolving Loans (other than LIBOR Loans) based on telephonic notices made by any Person which Administrative Agent, in good faith, believes to be authorized and acting on behalf of Borrower Representative.  Borrower Representative agrees to deliver to Administrative Agent a Notice of Borrowing in respect of each Revolving Loan requested by telephone no later than one Business Day following such request.  If the Notice of Borrowing differs in any respect from the action taken by Administrative Agent and Lenders, the records of Administrative Agent and the Lenders shall govern absent manifest error.  Each Borrower further hereby authorizes Lenders and Administrative Agent to make Revolving Loans based on electronic notices made by any Person which Administrative Agent, in good faith, believes to be authorized and acting on behalf of Borrower Representative, but only after Administrative Agent shall have established procedures acceptable to Administrative Agent for accepting electronic Notices of Borrowing, as indicated by Administrative Agent’s written confirmation thereof.

(iii)                               Each Borrower and each Revolving Lender hereby authorizes Administrative Agent to make Revolving Loans (which shall be Base Rate Loans) on behalf of Revolving Lenders, at any time in its sole discretion, (x) as provided in Section 2.2(e)(ii), with respect to obligations arising in respect of Swingline Loans, (y) as provided in Section 2.5(c), with respect to obligations arising under Support Agreements and/or Lender Letters of Credit, and (z) to pay principal owing in respect of the Loans (excluding principal payments in respect of the Loans commencing one Business Day following receipt by Administrative Agent of a written notice from any Lender, in accordance with the provisions of Section 10.11, of the occurrence of an Event of Default), interest and regularly scheduled fees of any Credit Party from time to time arising hereunder or under any other Financing Document and, following not less than two weeks prior notice thereof, any and all fees not otherwise described above, charges and expenses of any Credit Party from time to time arising under this Agreement or any other Financing Document, so long as, in each case after giving effect to any such Revolving Loans, the Revolving Loan Outstandings do not exceed the Revolving Loan Limit; provided, that (1) Administrative Agent shall have no obligation at any time to make any Revolving Loan pursuant to the provisions of the preceding sub-clause (z) and (2) Administrative Agent shall have no right to make Revolving Loans (A) as provided in each of Section 2.2(e)(ii) and Section 2.5(c) for the account of any Revolving Lender that was a Non-Funding Revolving Lender at the time Swingline Lender advanced a Swingline Loan, Administrative Agent executed a Support Agreement, or at the time of issuance of any Lender Letter of Credit, for which, in any case, reimbursement obligations have arisen pursuant to either Section 2.2(e)(ii) and/or Section 2.5(c) and (B) for the account of any then existing Non-Funding Revolving Lender to pay interest, fees, expenses and other charges of any Credit Party (other than reimbursement obligations that have arisen pursuant to either Section 2.2(e)(ii) and/or Section 2.5(c) in respect of Support Agreements executed or Lender Letters of Credit issued at the time any such Non-Funding Revolving Lender was not then a Non-Funding Revolving Lender).  Subject to the preceding provisions of this clause (iii), Administrative Agent shall have the right to make Revolving Loans pursuant to the provisions of this clause (iii) regardless of whether the conditions precedent set forth in Section 7.2 are then satisfied, including the existence of any Default or Event of Default either before or after giving effect to the making of such Revolving Loans.

(c)                                  Mandatory Revolving Loan Repayments and Prepayments.

(i)                                     The Revolving Loan Commitment shall terminate upon the earlier to occur of (i) the Commitment Expiry Date and (ii) any date on which Administrative Agent or Required Lenders elect to terminate the Revolving Loan Commitment pursuant to Section 8.2 (such earlier date being the “Termination Date”).  On the Termination Date, there shall become due, and Borrowers shall pay, the entire outstanding principal amount of each Revolving Loan and of each Swingline Loan, together with accrued and unpaid Obligations pertaining thereto.

(ii)                                  If at any time the Revolving Loan Outstandings exceed the Revolving Loan Limit, then, no later than the tenth (10th) succeeding Business Day, Borrowers shall repay the Revolving Loans and/or Swingline Loans or cash collateralize Letter of Credit Liabilities in the manner specified in Section 2.5(e) or cancel outstanding Letters of Credit, or any combination of the foregoing, in an aggregate amount equal to such excess.

(d)                                 Optional Prepayments and Commitment Reduction.

(i)                                     Subject to the provisions of Section 2.3(e)(iv), Borrowers may from time to time prepay the Revolving Loans and/or Swingline Loans in whole or in part; provided that any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000.

(ii)                                  Upon not less than three (3) Business Days prior notice to Administrative Agent, Borrowers may from time to time (but no more than two (2) times in any Fiscal Year) reduce the Revolving Loan Commitment in minimum amounts equal to

$1,000,000 and, if larger, in one or more increments of $1,000,000; provided, that no such reduction shall be permitted if, after giving effect thereto (x) the Revolving Loan Outstandings would exceed the Revolving Loan Limit and/or (y) the Revolving Loan Commitment would equal less than $10,000,000 (unless the same is being reduced to zero in connection with a prepayment in full of all Obligations and the collateralization of any then existing Letter of Credit Liability). Any reduction of the Revolving Loan Commitment pursuant to this clause (ii) shall be permanent, and shall be allocated among the Revolving Lenders according to their respective Pro Rata Shares with respect to the Revolving Loan Commitment.

(e)                                  Swingline Loans.

(i)                                     Swingline Lender may, from time to time, at its sole election and without prior notice to or consent by any Lender or any Borrower, convert any request or deemed request by a Borrower for a Revolving Loan that is a Base Rate Loan into a request for an advance made by, and for the account of, Swingline Lender in accordance with the terms of this Agreement (each such advance, a “Swingline Loan”).  Each Swingline Loan shall be a Base Rate Loan, and shall be advanced by Swingline Lender in the same manner as Revolving Loans are advanced hereunder, in accordance with the provisions of Section 2.2(b).  Swingline Lender shall have the right (but not the obligation) to advance Swingline Loans regardless of whether the conditions precedent set forth in Section 8.2 are then satisfied, including the existence of any Default or Event of Default either before or after giving effect to the making of such Swingline Loan; provided, that Swingline Lender shall not advance any Swingline Loan if the Swingline Loan Outstandings exceed the Swingline Loan Limit, either before or after giving effect to the making of any proposed Swingline Loan.  If at any time the Swingline Loan Outstandings exceed the Swingline Loan Limit, then, on the next succeeding Business Day, Borrowers shall repay Revolving Loans and/or Swingline Loans or cash collateralize Letter of Credit Liabilities in the manner specified in Section 2.5(e) or cancel outstanding Letters of Credit, or any combination of the foregoing, in an aggregate amount equal to such excess.

(ii)                                  Swingline Lender shall give Administrative Agent prompt notice of each Swingline Loan advanced by Swingline Lender.  In the event that on any Business Day Swingline Lender desires that all or any portion of the outstanding Swingline Loans should be reduced, in whole or in part, Swingline Lender shall notify Administrative Agent to that effect and indicate the portion of the Swingline Loan to be so reduced.  Swingline Lender hereby agrees that it shall notify Administrative Agent to reduce the Swingline Loan to zero at least once every month.  Administrative Agent agrees to transmit to Revolving Lenders the information contained in each notice received by Administrative Agent from Swingline Lender regarding the reduction of outstanding Swingline Loans and shall concurrently notify such Lenders of each such Lender’s Pro Rata Share of the obligation to make a Revolving Loan to repay outstanding Swingline Loans (or the applicable portion thereof).  Each of the Revolving Lenders, other than any Revolving Lender that was a Non-Funding Revolving Lender at the time the applicable Swingline Loans were advanced, hereby unconditionally and irrevocably agrees to fund to the Payment Account, for the benefit of Swingline Lender, not later than noon (Chicago time) on the Business Day immediately following the Business

Day of such Lender’s receipt of such notice from Administrative Agent (provided that if any Revolving Lender shall receive such notice at or prior to 10:00 a.m. (Chicago time) on a Business Day, such funding shall be made by such Lender on such Business Day), such Lender’s Pro Rata Share of a Revolving Loan (which Revolving Loan shall be a Base Rate Loan and shall be deemed to be requested by Borrower Representative) in the principal amount of such portion of the Swingline Loan which is required to be paid to Swingline Lender under this Section 2.2(e) (regardless of whether the conditions precedent thereto set forth in Section 7.2 are then satisfied, including without limitation the existence of any Default or Event of Default either before or after giving effect to the making of such Swingline Loan, but subject to the other provisions of this Section 2.2(e)).  The proceeds of any such Revolving Loans shall be immediately paid over to Administrative Agent for the benefit of Swingline Lender for application against then outstanding Swingline Loans.  For purposes of this clause (ii), Swingline Lender shall be conclusively entitled to assume that, at the time of the advance of any Swingline Loan, each Revolving Lender, other than any then existing Non-Funding Revolving Lender, will fund its Pro Rata Share of the Revolving Loans provided for in this clause (ii).

(iii)                               In the event that, at any time any Swingline Loans are outstanding, either (1) an Event of Default pursuant to either Section 8.1(f) or 8.1(g) has occurred or (2) the Revolving Loan Commitment has been suspended or terminated in accordance with the provisions of this Agreement, then in either case, each of the Revolving Lenders (other than Swingline Lender and any Revolving Lender that was a Non-Funding Revolving Lender at the time the applicable Swingline Loans were advanced) shall be deemed to have irrevocably and immediately purchased and received from Swingline Lender, without recourse or warranty, an undivided interest and participation in the Swingline Loan in an amount equal to such Lender’s Revolving Loan Commitment Percentage (but recalculated to disregard any interest of any Non-Funding Revolving Lender in the Revolving Loans) multiplied by the total amount of the Swingline Loans outstanding.  Any purchase obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstances whatsoever.  In the event that on any Business Day Swingline Lender desires to effect settlement of any such purchase, Swingline Lender shall promptly notify Administrative Agent to that effect and indicate the payment amounts required by each Lender to effect such settlement.  Administrative Agent agrees to transmit to Revolving Lenders the information contained in each notice received by Administrative Agent from Swingline Lender and shall concurrently notify such Lenders of each such Lender’s Pro Rata Share of the required payment settlement amount.  Each such Lender (other than Non-Funding Revolving Lenders, as specified above) shall effect such settlement upon receipt of any such notice by transferring to the Payment Account not later than noon (Chicago time) on the Business Day immediately following the Business Day of receipt of such notice (provided that if any such Lender shall receive such notice at or prior to 10:00 a.m. (Chicago time) on a Business Day, such funding shall be made by such Lender on such Business Day), an amount equal to such Lender’s participation in the Swingline Loan.

(iv)                              In the event any Revolving Lender (other than Non-Funding Revolving Lenders, as specified above) fails to make available to Swingline Lender when due the amount of such Lender’s participation in the Swingline Loans, Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate, for the first three (3) days following the due date, and thereafter at the Base Rate plus the Base Rate Margin in respect of Swingline Loans.  Any Lender’s failure to make any payment requested under this Section 2.2(e) shall not relieve any other Lender of its obligations hereunder, but no Lender shall be responsible for the failure of any other Lender to make available to Swingline Lender such other Lender’s required payment hereunder.  The obligations of the Lenders under this Section 2.2(e) shall be deemed to be binding upon Administrative Agent, Swingline Lender and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Borrower or any other Credit Party.

Section 2.3                                      Interest, Interest Calculations and Certain Fees.

(a)                                  Interest.  From and following the Closing Date, depending upon Borrower Representative’s election from time to time, subject to the terms hereof, to have portions of the Loans accrue interest determined by reference to the Base Rate or the LIBOR, the Loans and the other Obligations shall bear interest at the applicable rates set forth below:

(i)                                     If a Base Rate Loan, or any other Obligation other than a LIBOR Loan, then at the sum of the Base Rate plus the applicable Base Rate Margin.

(ii)                                  If a LIBOR Loan, then at the sum of the LIBOR plus the applicable LIBOR Margin.

(b)                                 Unused Line Fee.  From and following the Closing Date, Borrowers shall pay Administrative Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (1) (a) the Revolving Loan Commitment less (b) the average daily balance of the sum of the Revolving Loan Outstandings plus the Swingline Loan Outstandings during the preceding month, multiplied by (2) one-half of one percent (.50%) per annum.  Such fee is to be paid monthly in arrears on the last day of each month.

(c)                                  [Intentionally Omitted]

(d)                                 Computation of Interest and Related Fees.  All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  The date of funding of a Base Rate Loan and the first day of an Interest Period with respect to a LIBOR Loan shall be included in the calculation of interest.  The date of payment of a Base Rate Loan and the last day of an Interest Period with respect to a LIBOR Loan shall be excluded from the calculation of interest.  If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.  Interest on all Base Rate Loans is payable in arrears on the last day of each month and on the maturity of such Loans, whether by acceleration or otherwise.  Interest on LIBOR Loans shall be payable on the last day of the applicable Interest Period, unless the Interest Period is greater than three (3) months, in which case interest will be payable on the last day of each three (3) month interval.  In addition, interest on LIBOR Loans is due on the maturity of such Loans, whether by acceleration or otherwise.

(e)                                  LIBOR Provisions.

(i)                                     LIBOR Election.  All Loans made on the Closing Date shall be Base Rate Loans and shall remain so until three (3) Business Days after the Closing Date.  Thereafter, subject to the provisions of Section 8.4, Borrower Representative may request that Revolving Loans permitted to be made hereunder be LIBOR Loans, that outstanding portions of Revolving Loans permitted to be made hereunder and outstanding portions of each Term Loan be converted to LIBOR Loans and that all or any portion of a LIBOR Loan be continued as a LIBOR Loan upon expiration of the applicable Interest Period.  Any such request will be made by submitting a Notice of Borrowing to Administrative Agent.  Once given, and except as provided in clause (ii) below, a Notice of Borrowing shall be irrevocable and Borrowers shall be bound thereby.  Upon the expiration of an Interest Period, in the absence of a new Notice of Borrowing submitted to Administrative Agent not less than three (3) Business Days prior to the end of such Interest Period, the LIBOR Loan then maturing shall be automatically converted to a Base Rate Loan.  There may be no more than six (6) LIBOR Loans outstanding at any one time.  Each request for a LIBOR Loan, whether by original issuance, conversion or continuation, shall be in a minimum amount of $250,000 and, if in excess of such amount, in an integral multiple of $50,000 in excess of such amount.  Loans which are not requested as LIBOR Loans in accordance with this Section 2.3(e)(i) shall be Base Rate Loans.  Administrative Agent shall notify Lenders, by telephonic or facsimile notice, of each Notice of Borrowing received by Administrative Agent not less than two (2) Business Days prior to the first day of the Interest Period of the LIBOR Loan requested thereby.  Notwithstanding the foregoing, until the earlier to occur of September 30, 2005 and the date on which Merrill Lynch has completed the primary syndication of the Loans, all LIBOR Loans shall have an Interest Period of one (1) month.

(ii)                                  Inability to Determine LIBOR.  In the event, prior to commencement of any Interest Period relating to a LIBOR Loan, Administrative Agent shall determine or be notified by Required Lenders that adequate and reasonable methods do not exist for ascertaining LIBOR, Administrative Agent shall promptly provide notice of such determination to Borrower Representative and Lenders (which shall be conclusive and binding on Borrowers and Lenders).  In such event (1) any request for a LIBOR Loan or for a conversion to or continuation of a LIBOR Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, (2) each LIBOR Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan and (3) the obligations of Lenders to make LIBOR Loans shall be suspended until Administrative Agent or Required Lenders determine that the circumstances giving rise to such suspension no longer exist, in which event Administrative Agent shall so notify Borrower Representative and Lenders.

(iii)                               Illegality.  Notwithstanding any other provisions hereof, if any Law shall make it unlawful for any Lender to make, fund or maintain LIBOR Loans, such Lender shall promptly give notice of such circumstances to Administrative Agent, Borrower

Representative and the other Lenders.  In such an event, (1) the commitment of such Lender to make LIBOR Loans, continue LIBOR Loans as LIBOR Loans or convert Base Rate Loans to LIBOR Loans shall be immediately suspended until such time that it is no longer unlawful for such Lender to make LIBOR Loans, and (2) such Lender’s outstanding LIBOR Loans shall be converted automatically to Base Rate Loans on the last day of the Interest Period thereof or at such earlier time as may be required by law.

(iv)                              LIBOR Breakage Fee.  Upon (i) any default by any Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower Representative’s delivery to Administrative Agent of any applicable Notice of Borrowing or (ii) any payment of a LIBOR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrowers shall promptly pay Administrative Agent, for the benefit of all Lenders that funded or were prepared to fund any such LIBOR Loan, an amount equal to the amount of any losses, expenses and liabilities (including, without limitation, any loss (including interest paid but excluding lost profits) in connection with the re-employment of such funds) that any Lender may sustain as a result of such default or such payment.  For purposes of calculating amounts payable to a Lender under this paragraph, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.

(v)                                 Increased Costs.  If, after the Closing Date (or in the case of a Lender becoming a party to this Agreement following the Closing Date, after the date on which such Lender becomes a party hereto), the adoption or taking effect of, or any change in, any Law, or any change in the interpretation, administration or application of any Law by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:  (1) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of the LIBOR pursuant to the provisions of this Agreement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender; or (2) shall impose on any Lender any other condition affecting its LIBOR Loans, any of its Notes (if any) or its obligation to make LIBOR Loans; and the result of anything described in clauses (1) above and (2) is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under any of its Notes (if any) with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a written statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Administrative Agent), Borrowers shall promptly pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor.

Section 2.4                                      Notes.

The portion of Term Loan A made by each Lender shall be evidenced, if so requested by such Lender, by a promissory note executed by Borrowers on a joint and several basis (a “Term Note A”), the portion of Term Loan B made by each Lender shall be evidenced, if so requested by such Lender, by a promissory note executed by Borrowers on a joint and several basis (a “Term Note B”) and the portion of the Revolving Loans made by each Lender shall be evidenced, if so requested by such Lender, by a promissory note executed by Borrowers on a joint and several basis (a “Revolving Loan Note”) in an original principal amount equal to such Lender’s Pro Rata Share of Term Loan A, Term Loan B and the Revolving Loan Commitment, respectively.  The Swingline Loans made by Swingline Lender shall be evidenced, if so requested by Swingline Lender, by a promissory note executed by Borrowers on a joint and several basis (a “Swingline Loan Note”) in an original principal amount equal to the amount identified in clause (i) of the definition of Swingline Loan Limit.

Section 2.5                                      Letters of Credit and Letter of Credit Fees.

(a)                                  Letter of Credit.  On the terms and subject to the conditions set forth herein, the Revolving Loan Commitment may be used by Borrowers, in addition to the making of Revolving Loans hereunder, for the issuance, prior to the Termination Date, by (i) Administrative Agent, of letters of credit, guarantees or other agreements or arrangements (each, a “Support Agreement”) to induce an LC Issuer to issue or increase the amount of, or extend the expiry date of, one or more Letters of Credit and (ii) a Lender, identified by Administrative Agent, as an LC Issuer, of one or more Lender Letters of Credit, so long as, in each case:

(i)                                     Administrative Agent shall have received a Notice of LC Credit Event at least two (2) Business Days before the relevant date of issuance, increase or extension; and

(ii)                                  after giving effect to such issuance, increase or extension, (x) the aggregate Letter of Credit Liabilities under all Letters of Credit do not exceed $10,000,000 and (y) the Revolving Loan Outstandings do not exceed the Revolving Loan Limit.

Nothing in this Agreement shall be construed to obligate any Lender to issue, increase the amount of or extend the expiry date of any letter of credit, which act or acts, if any, shall be subject to agreements to be entered into from time to time between the applicable Borrower and such Lender.  Notwithstanding the foregoing, Administrative Agent shall use its reasonable best efforts to cause the issuance of the SLM Letter of Credit.  Each Lender that is an LC Issuer hereby agrees to give Administrative Agent prompt written notice of each issuance of a Lender Letter of Credit by such Lender and each payment made by such Lender in respect of Lender Letters of Credit issued by such Lender.

(b)                                 Letter of Credit Fee.  Borrowers shall pay to Administrative Agent, for the benefit of the Revolving Lenders, a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the LIBOR Margin then applicable to Revolving Loans.  Such fee shall be payable in arrears on the last day of each calendar month prior to the Termination Date and on such date.  In addition, Borrowers agree to pay promptly to the LC Issuer such fronting or other fees that it may charge in connection with any Letter of Credit.

(c)                                  Reimbursement Obligations of Borrowers.  If either (x) Administrative Agent shall make a payment to an LC Issuer pursuant to a Support Agreement, or (y) any Lender shall honor any draw request under, and make payment in respect of, a Lender Letter of Credit, (i) the applicable Borrower shall promptly reimburse Administrative Agent or such Lender, as applicable, for the amount of such payment and (ii) Borrower Representative shall be deemed to have immediately requested that Revolving Lenders make a Revolving Loan, which shall be a Base Rate Loan, in a principal amount equal to the amount of such payment (but solely to the extent such Borrower shall have failed to directly reimburse Administrative Agent or, with respect to Lender Letters of Credit, the applicable LC Issuer, for the amount of such payment).  Administrative Agent shall promptly notify Revolving Lenders of any such deemed request and each Revolving Lender (other than any such Revolving Lender that was a Non-Funding Revolving Lender at the time the applicable Supported Letter of Credit or Lender Letter of Credit was issued) hereby agrees to make available to Administrative Agent not later than noon (Chicago time) on the Business Day following such notification from Administrative Agent such Revolving Lender’s Pro Rata Share of such Revolving Loan (calculated to disregard any interest of any Non-Funding Revolving Lender in the Revolving Loans).  Each Revolving Lender (other than any applicable Non-Funding Revolving Lender specified above) hereby absolutely and unconditionally agrees to fund such Revolving Lender’s Pro Rata Share of the Loan described in the immediately preceding sentence, unaffected by any circumstance whatsoever, including (without limitation) (i) the occurrence and continuance of a Default or Event of Default, (ii) the fact that, whether before or after giving effect to the making of any such Revolving Loan, the Revolving Loan Outstandings exceed or will exceed the Revolving Loan Limit and/or (iii) the non-satisfaction of any conditions set forth in Section 7.2.  Administrative Agent hereby agrees to apply the gross proceeds of each Revolving Loan deemed made pursuant to this Section 2.5(c) in satisfaction of Borrowers’ reimbursement obligations arising pursuant to this Section 2.5(c).  The applicable Borrower shall pay interest, on demand, on all amounts so paid by Administrative Agent for each day until Borrowers reimburse Administrative Agent therefor at a rate per annum equal to the then current interest rate applicable to Revolving Loans (which are Base Rate Loans) for such day.

(d)                                 Reimbursement and Other Payments by Borrowers.  The obligations of each Borrower to reimburse Administrative Agent and/or the applicable LC Issuer pursuant to Section 2.5(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following (but, in each case, without prejudice to any claims Borrowers may have against, and without modification of any obligations or liabilities of, the LC Issuer):

(i)                                     any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document (provided, that any LC Issuer shall be bound by the terms of any such amendment or waiver of, consent to or written departure from any such Letter of Credit or related document to the extent approved by such LC Issuer in writing);

(ii)                                  the existence of any claim, set-off, defense or other right which any Borrower may have at any time against the beneficiary of any Letter of Credit, the LC Issuer (including any claim for improper payment), Administrative Agent, any Lender or any other Person, whether in connection with any Financing Document or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(iii)                               any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(iv)                              any affiliation between the LC Issuer and Administrative Agent; or

(v)                                 to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(e)                                  Deposit Obligations of Borrowers.  In the event any Letters of Credit are outstanding at the time that Borrowers prepay or are required to repay the Obligations in full or the Revolving Loan Commitment is terminated in full, Borrowers shall (i) deposit with Administrative Agent for the benefit of all Revolving Lenders cash in an amount equal to one hundred and five percent (105%) of the aggregate outstanding Letter of Credit Liability to be available to Administrative Agent, for its benefit and the benefit of issuers of Lender Letters of Credit,  to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto and (ii) prepay the fee payable under Section 2.5(b) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit.  Upon termination of any such Letter of Credit and provided no Event of Default then exists, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrowers, together with the deposit described in the preceding clause (i) attributable to such Letter of Credit, but only to the extent not previously applied by Administrative Agent in the manner described herein provided, that if an Event of Default then exists, Administrative Agent may either retain such portion of the deposit and unearned portion of such prepaid fee as cash collateral to secure the Obligations and/or apply any or all such amounts against then outstanding Obligations; provided, further, that upon the cure or waiver of such Event of Default, and if no other Event of Default then exists, the Administrative Agent shall promptly return the applicable portion of the deposit described in clause (i) above to Borrowers, but only to the extent not previously applied by Administrative Agent in the manner described above.

(f)                                    Participations in Support Agreements and Lender Letters of Credit.

(i)                                     Concurrently with the issuance of each Supported Letter of Credit, Administrative Agent shall be deemed to have sold and transferred to each Revolving Lender (other than any Non-Funding Revolving Lenders at the time of such issuance), and each such Revolving Lender shall be deemed irrevocably and immediately to have purchased and received from Administrative Agent, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share of the Revolving Loan Commitment, Administrative Agent’s Support Agreement liabilities and obligations in respect of such Letters of Credit and Borrowers’ Reimbursement Obligations with respect thereto (calculated to disregard any interest of any Non-Funding Revolving Lender in the Revolving Loans).  Concurrently with the issuance of each Lender Letter of Credit, the LC Issuer in respect thereof shall be deemed to have sold and transferred to each Revolving Lender (other than any Non-Funding Revolving Lenders at the time of such issuance), and each such Revolving Lender shall be deemed irrevocably and immediately to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share of the Revolving Loan Commitment, such Lender Letter of Credit and Borrowers’ Reimbursement Obligations with respect thereto (calculated to disregard any interest of any Non-Funding Revolving Lender in the Revolving Loans).  Any purchase obligation arising pursuant to the immediately two preceding sentences shall be absolute and unconditional and shall not be affected by any circumstances whatsoever.

(ii)                                  If either (x) Administrative Agent makes any payment or disbursement under any Support Agreement and/or (y) an LC Issuer makes any payment or disbursement under any Lender Letter of Credit, and (A) Borrowers have not reimbursed Administrative Agent or, as applicable, the applicable LC Issuer, with respect to any Lender Letter of Credit, in full for such payment or disbursement in accordance with Section 2.5(c), or (B) any reimbursement received by Administrative Agent or any LC Issuer from any Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, each Revolving Lender (other than any Revolving Lender that was a Non-Funding Revolving Lender at the time of the issuance of such Supported Letter of Credit or Lender Letter of Credit) shall be irrevocably and unconditionally obligated to pay to Administrative Agent or the applicable LC Issuer, as applicable, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the Obligations of each Borrower under Section 2.5(c)), calculated to disregard any interest of any Non-Funding Revolving Lender in the Revolving Loans.  To the extent any such Revolving Lender shall not have made such amount available to Administrative Agent or the applicable LC Issuer, as applicable, by noon (Chicago time) on the Business Day on which such Lender receives notice from Administrative Agent or the applicable LC Issuer, as applicable, of such payment or disbursement, such Lender agrees to pay interest on such amount to Administrative Agent or the applicable LC Issuer, as applicable, forthwith on demand accruing daily at the Federal Funds Rate, for the first three (3) days following such Lender’s receipt of such notice, and thereafter at the Base Rate plus the Base Rate Margin in respect of Revolving Loans.  Any Revolving Lender’s failure to make available to Administrative Agent or the applicable LC Issuer, as applicable, its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available such other Revolving Lender’s Pro Rata Share of such payment, but no Revolving Lender shall be responsible for the failure of any other Lender to make available such other Lender’s Pro Rata Share of any such payment or disbursement.

Section 2.6                                      General Provisions Regarding Payment; Loan Account.

(a)                                  All payments to be made by each Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off or counterclaim.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto).  Any payments received in the Payment Account before 1:00 p.m. (Chicago time) on any date shall be deemed received by Administrative Agent on such date, and any payments received in the Payment Account after 1:00 p.m. (Chicago time) on any date shall be deemed received by Administrative Agent on the next succeeding Business Day.  Any optional or mandatory prepayment of Term Loans shall be accompanied by timely delivery to Administrative Agent of an appropriately completed Payment Notification, as provided in Section 2.1(e).  In the absence of receipt by Administrative Agent of an appropriately completed Payment Notification on or prior to such prepayment, each Borrower and each Lender hereby fully authorizes and directs Administrative Agent, notwithstanding any contrary application provisions contained herein, to apply payments and/or prepayments received from any Borrower against then outstanding Revolving Loans, and second, if no Revolving Loans are then outstanding, pro rata against all outstanding Term Loans in accordance with the provisions of Section 2.1(e); provided, that (i) if Administrative Agent receives an appropriately completed Payment Notification within two (2) Business Days of the making of any such payment or prepayment, Administrative Agent shall be fully authorized by each Borrower and each Lender to apply such amounts received in accordance with the terms of such Payment Notification and to make any corresponding Loan Account reversals in respect thereof and (ii) if Administrative Agent at any time determines (including, without limitation, by receipt of notice from any Lender or any Credit Party) that payments received by Administrative Agent were in respect of a mandatory prepayment event, Administrative Agent shall apply such payments in accordance with the provisions of Section 2.1(e), and shall be fully authorized by each Borrower and each Lender to make any corresponding Loan Account reversals in respect thereof.

(b)                                 Administrative Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower.  All entries in the Loan Account shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on Administrative Agent’s most recent printout or other written statement, shall be prima facie evidence of the amounts due and owing to Administrative Agent by each Borrower absent clear and convincing evidence to the contrary; provided that any failure to so record or any error in so recording shall not limit, increase or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document.  Unless any Borrower notifies Administrative Agent of any objection to any such printout or statement (specifically describing the basis for such objection) within thirty (30) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein, absent manifest error.

Section 2.7                                      Maximum Interest.

(a)                                  In no event shall the interest charged with respect to the Notes (if any) or any other obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of Illinois or of any other applicable jurisdiction.

(b)                                 Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable.  Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.

(c)                                  In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers.

(d)                                 In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the

Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.8                                      Taxes.

(a)                                  All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future excise, stamp, documentary or property taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding taxes imposed on or measured by Administrative Agent’s or any Lender’s net income or revenue by any jurisdiction under which Administrative Agent or such Lender is organized or conducts business, any branch profit taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located (all non-excluded items being called “Taxes”).  If any withholding or deduction from any payment to be made by any Borrower hereunder is required in respect of any Taxes pursuant to any applicable Law, then Borrowers will:  (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Administrative Agent an official receipt or other documentation satisfactory to Administrative Agent evidencing such payment to such authority; and (iii) pay to Administrative Agent for the account of Administrative Agent and Lenders such additional amount or amounts as is or are necessary to ensure that the net amount actually received by Administrative Agent and each Lender will equal the full amount Administrative Agent and such Lender would have received had no such withholding or deduction been required.  If any Taxes are directly asserted against Administrative Agent or any Lender with respect to any payment received by Administrative Agent or such Lender hereunder, Administrative Agent or such Lender may pay such Taxes and Borrowers will promptly pay such additional amounts (including any penalty, interest or expense, other than as a result of default by Administrative Agent or a Lender) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which Administrative Agent or such Lender first made demand therefore provided, that the foregoing obligation to pay such additional amounts shall not apply:  (i) to any payment to a Lender, assignee, Administrative Agent or Participant that fails to comply with Section 2.8(c), or (ii) to any Taxes imposed by reason of the voluntary change by a Lender, assignee, Administrative Agent or Participant of the jurisdiction to which such Lender, assignee, Administrative Agent or Participant is subject from the United States to a jurisdiction outside the United States, (iii) to any Taxes imposed by reason of an assignment, participation or replacement of a Lender (other than pursuant to a request by any Borrower pursuant to Section 11) or (iv) to any withholding tax that is imposed on amounts payable to a Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), provided that (for purposes of this clause (iv)) at such time no Event of Default exists.

(b)                                 If any Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Administrative Agent, for the account of Administrative

Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrowers shall indemnify Administrative Agent and Lenders for any incremental Taxes, interest or penalties that may become payable by Administrative Agent or any Lender as a result of any such failure.

(c)                                  Each Lender that (i) is organized under the laws of a jurisdiction other than the United States and (ii) (A) is a party hereto on the Closing Date or (B) purports to become an assignee of an interest pursuant to Section 11.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of Borrowers and Administrative Agent one or more (as Borrowers or Administrative Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Administrative Agent certifying as to such Lender’s entitlement to a complete exemption from withholding or deduction of Taxes.  Borrowers shall not be required to pay additional amounts to any Lender pursuant to this Section 2.8 with respect to United States withholding and income Taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph other than as a result of a change in law.

Section 2.9                                      Capital Adequacy.

If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date (or, in the case of a Lender becoming a party to this Agreement following the Closing Date, after the date on which such Lender becomes a party hereto), or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date (but without duplication of amounts required under Section 2.3(e)(v)), has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Support Agreement or Lender Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon demand by such Lender (which demand shall be accompanied by a written statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Administrative Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor.

Section 2.10                                Mitigation Obligations.

(a)                                  If any Lender requests compensation under either Section 2.3(e)(v) or Section 2.9, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 11.6) to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (as determined in its sole discretion).  Without limitation of the provisions of Section 9.1, Borrowers hereby agree to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If the Administrative Agent or any Lender obtains knowledge that the Administrative Agent or such Lender has received any credit against, remission for, repayment or refund of, or deduction for, any Taxes, costs, expenses, or other amount giving rise to any payment or reimbursement, or increase in payment or reimbursement, by Borrowers under Sections 2.3(e)(v) or 2.8, the Administrative Agent or such Lender shall promptly reimburse to Borrowers the full amount of such credit, remission, repayment, refund, or deduction, net of any expenses incurred by the Administration Agent or such Lender directly attributable to the receipt of such credit, remission, repayment, refund or deduction.

Section 2.11                                Appointment of Borrower Representative.

Each Borrower hereby designates LOUD as its representative and agent on its behalf for the purposes of issuing Notices of Borrowing and Notices of LC Credit Events, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Financing Documents.  Borrower Representative hereby accepts such appointment.  Notwithstanding anything to the contrary contained in this Agreement, no Borrower other than Borrower Representative shall be entitled to take any of the foregoing actions.  The proceeds of each Loan made hereunder shall be advanced to or at the direction of Borrower Representative and if not used by Borrower Representative in its business (for the purposes provided in this Agreement) shall be deemed to be immediately advanced by Borrower Representative to the appropriate other Borrower hereunder as an intercompany loan (collectively, “Intercompany Loans”).  All Letters of Credit and Support Agreements issued hereunder shall be issued at Borrower Representative’s request therefor and shall be allocated to the appropriate Borrower’s Intercompany Loan account by Borrower Representative.  All collections of each Borrower in respect of Accounts and other proceeds of Collateral of such Borrower received by Administrative Agent and applied to the

Obligations shall also be deemed to be repayments of the Intercompany Loans owing by such Borrower to Borrower Representative.  Borrowers shall maintain accurate books and records with respect to all Intercompany Loans and all repayments thereof.  Administrative Agent and each Lender may regard any notice or other communication pursuant to any Financing Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or all Borrowers hereunder to Borrower Representative on behalf of such Borrower or all Borrowers.  Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 2.12                                Joint and Several Liability.

Each Borrower acknowledges that it is jointly and severally liable for all of the Obligations and as a result hereby unconditionally guaranties the full and prompt payment when due, whether at maturity or earlier, by reason of acceleration or otherwise, and at all times thereafter, of all indebtedness, liabilities and obligations of every kind and nature of each other Borrower to Administrative Agent and Lenders and, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, joint or several, now or hereafter existing, or due or to become due, and howsoever owned, held or acquired by Administrative Agent or any Lender.  Each Borrower agrees that if this guaranty, or any Liens securing this guaranty, would, but for the application of this sentence, be unenforceable under applicable law, this guaranty and each such Lien shall be valid and enforceable to the maximum extent that would not cause this guaranty or such Lien to be unenforceable under applicable law, and this guaranty shall automatically be deemed to have been amended accordingly at all relevant times.

Each Borrower hereby agrees that its obligations under this guaranty shall be unconditional, irrespective of (a) the validity or enforceability of the Obligations or any part thereof, or of any promissory note or other document evidencing all or any part of the Obligations, (b) the absence of any attempt to collect the Obligations from any other Borrower or any guarantor or other action to enforce the same, (c) the waiver or consent by Administrative Agent or any Lender with respect to any provision of any agreement, instrument or document evidencing or securing all or any part of the Obligations, or any other agreement, instrument or document now or hereafter executed by any other Borrower and delivered to Administrative Agent or any Lender (other than a waiver, forgiveness or consent by Administrative Agent and Lenders that reduces the amount of any of the Obligations), (d) the failure by Administrative Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or Collateral for the Obligations, for its benefit, (e) Administrative Agent’s or any Lender’s election, in any proceeding instituted under the Bankruptcy Code or any other similar bankruptcy or insolvency legislation, of the application of Section 1111(b)(2) of the Bankruptcy Code or any other similar bankruptcy or insolvency legislation, (f) any borrowing or grant of a security interest by any Borrower as debtor-in-possession, under

Section 364 of the Bankruptcy Code or any other similar bankruptcy or insolvency legislation, (g) the disallowance, under Section 502 of the Bankruptcy Code or any other similar bankruptcy or insolvency legislation, of all or any portion of Administrative Agent’s or any Lender’s claim(s) for repayment of the Obligations or (h) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a borrower or a guarantor.

Each Borrower hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or bankruptcy of any Borrower, protest or notice with respect to the Obligations and all demands whatsoever, and covenants that this guaranty will not be discharged, except by complete and irrevocable payment and performance of the Obligations.  No notice to any Borrower or any other party shall be required for Administrative Agent or any Lender to make demand hereunder.  Such demand shall constitute a mature and liquidated claim against the applicable Borrower.  Upon the occurrence of any Event of Default, Administrative Agent or any Lender may, in its sole election, proceed directly and at once, without notice, against all or any Borrower to collect and recover the full amount or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or any security or collateral for the Obligations.  During any period in which an Event of Default exists, each Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Administrative Agent from or on behalf of such Borrower, and each Borrower does hereby irrevocably agree that Administrative Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Administrative Agent or its agent against the Obligations, in such manner as Administrative Agent may deem advisable, notwithstanding any entry by Administrative Agent or any Lender upon any of its books and records.

At any time after and during the continuance of an Event of Default, Administrative Agent and each Lender may, in its sole discretion, without notice to any Borrower and regardless of the acceptance of any collateral for the payment hereof, appropriate and apply toward payment of the Obligations (i) any indebtedness due or to become due from Administrative Agent or any Lender to such Borrower and (ii) any moneys, credits or other property belonging to such Borrower at any time held by or coming into the possession of Administrative Agent or any Lender or any Affiliates thereof, whether for deposit or otherwise.

Notwithstanding anything to the contrary set forth in this Section 2.12, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of the Obligations of the other Borrowers (and any Lien granted by each Borrower to secure such Obligations), not constitute a fraudulent conveyance under Section 548 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”). Consequently, each Borrower, Administrative Agent and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any Borrower in respect of the Obligations of any other Borrower (or any Liens granted by such Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Financing Documents shall automatically be deemed to have been amended accordingly.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Administrative Agent and each Lender that, after giving effect to the transactions contemplated by the Operative Documents to be consummated on the Closing Date:

Section 3.1                                      Existence and Power.

Each Credit Party is an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 3.1, has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, and has all powers and all governmental licenses, authorizations, registrations, permits, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted (collectively, “Permits”), except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect.  Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.1, no Credit Party over the five (5) year period preceding the Closing Date, (i) has had any name other than its current name or (ii) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

Section 3.2                                      Organization and Governmental Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of the Operative Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any Governmental Authority and do not violate, conflict with or cause a breach or a default under (i) any Law or any of the Organizational Documents of any Credit Party or (ii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (ii), reasonably be expected to have a Material Adverse Effect.

Section 3.3                                      Binding Effect.

Each of the Operative Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4                                      Capitalization.

The authorized equity securities of each of the Credit Parties as of the Closing Date is as set forth on Schedule 3.4.  All issued and outstanding equity securities of each of the Credit Parties are duly authorized and validly issued, fully paid and nonassessable and all of such equity securities (other than those issued by LOUD, as to which no such representation or warranty is made) are free and clear of all Liens other than those in favor of Administrative Agent for the benefit of Administrative Agent and Lenders, and all such equity securities were issued in compliance with all applicable Laws.  The identity of the holders of the equity securities of each of the Credit Parties (other than LOUD, as to which no such representation or warranty is made) and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties as of the Closing Date is set forth on Schedule 3.4.  As of the Closing Date, on a fully diluted basis, Investor owns not less than sixty-four and one-half of one percent (64.5%) of the issued and outstanding share of each class of equity securities of LOUD.  No shares of the capital stock or other equity securities of any Credit Party, other than those described above, are issued and outstanding as of the Closing Date.  Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity.

Section 3.5                                      Financial Information.

(a)                                  The consolidated and consolidating balance sheet of LOUD and its Consolidated Subsidiaries as of December 31, 2004 and the related consolidated and consolidating statements of operations, stockholders’ equity (or comparable calculation, if such Person is not a corporation) and cash flows for the fiscal year then ended, reported on by KPMG, copies of which have been delivered to Administrative Agent, fairly present, in all material respects in conformity with GAAP, the consolidated and consolidating financial position of LOUD and its Consolidated Subsidiaries as of such date and their consolidated and consolidating results of operations, changes in stockholders’ equity (or comparable calculation) and cash flows for such period.  The consolidated and consolidating balance sheet of SLM and its Consolidated Subsidiaries as of December 31, 2004 and the related consolidated and consolidating statements of operations, stockholders’ equity (or comparable calculation, if such Person is not a corporation) and cash flows for the fiscal year then ended, reported on by KPMG, copies of which have been delivered to Administrative Agent, fairly present in all material respects, in conformity with GAAP, the consolidated and consolidating financial position of SLM and its Consolidated Subsidiaries as of such date and their consolidated and consolidating results of operations, changes in stockholders’ equity (or comparable calculation) and cash flows for such period.

(b)                                 The unaudited consolidated and consolidating balance sheet of LOUD and its Consolidated Subsidiaries as of June 30, 2005 and the related unaudited consolidated and consolidating statements of operations and cash flows for the six (6) months then ended (it being understood that SLM was acquired on March 7, 2005), copies of which have been delivered to Administrative Agent, fairly present in all material respects, in conformity with GAAP applied on a basis consistent with the applicable financial statements referred to in Section 3.5(a), the consolidated and consolidating financial position of LOUD and its Consolidated Subsidiaries as of such date and their consolidated and consolidating results of operations and cash flows for the six (6) months then ended (subject to normal year-end adjustments and the absence of footnote disclosures).

(c)                                  The pro forma balance sheet of LOUD and its Consolidated Subsidiaries as of June 30, 2005, copies of which have been delivered to Administrative Agent, fairly presents in all material respects applied on a basis consistent with the financial statements referred to in Section 3.5(a), the consolidated and consolidating financial position of LOUD and its Consolidated Subsidiaries as of such date, adjusted to give effect (as if such events had occurred on such date) to (i) the transactions contemplated by the Operative Documents, (ii) the making of the initial Loans and the issuance of any initial Letters of Credit, (iii) the application of the proceeds therefrom as contemplated by the Operative Documents and (iv) the payment of all legal, accounting and other fees related thereto to the extent known at the time of the preparation of such balance sheet.  As of the date of such balance sheet and the date hereof, no Credit Party had or has any material liabilities, contingent or otherwise, including liabilities for taxes, long-term leases or forward or long-term commitments, which under GAAP would be required to be reflected on such balance sheet, but which are not properly reflected on such balance sheet.

(d)                                 The information contained in the most recently delivered Borrowing Base Certificate is complete and correct and the amounts shown therein as “Eligible Receivables” and “Eligible Inventory” have been determined as provided in the Financing Documents.

(e)                                  Since December 31, 2004, there has been no material adverse change in the business, operations, properties, prospects or financial condition of Borrowers and their Consolidated Subsidiaries, taken as a whole.

Section 3.6                                      Litigation.

Except as set forth on Schedule 3.6, as of the Closing Date there is no Litigation pending against, or to such Borrower’s knowledge threatened in writing against any Credit Party.  As of the Closing Date, there is no Litigation pending which could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Operative Documents.

Section 3.7                                      Ownership of Property.

Each Borrower and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all material properties and other material assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person, except as may have been disposed of in the Ordinary Course of Business or otherwise in compliance with the terms hereof.

Section 3.8                                      No Default.

No Default or Event of Default has occurred and is continuing.  No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9                                      Labor Matters.

As of the Closing Date, there are no strikes or other labor disputes pending or, to such Borrower’s knowledge, threatened against any Credit Party.  Hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters.  All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be.  The consummation of the transactions contemplated by the Financing Documents and the other Operative Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

Section 3.10                                Regulated Entities.

No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.  No Credit Party is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935.

Section 3.11                                Margin Regulations.

None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12                                Compliance With Laws; Anti-Terrorism Laws.

(a)                                  Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b)                                 None of the Credit Parties, their Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaged in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) a Blocked Person, or is controlled by a Blocked Person, (iv) acting or will act for or on behalf of a Blocked Person, (v) associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technological support or other services to or in support of acts of terrorism of a Blocked Person.  No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Section 3.13                                Taxes.

All Federal, and all material state and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities (unless such Credit Party has timely requested an extension to file or has received an approved extension to file such returns, reports and statements) in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable on such returns, reports and statements have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof.  Except to the extent subject to a Permitted Contest, all state and local sales and use Taxes required to be paid by each Credit Party in an aggregate amount in excess of $250,000 have been paid.  All Federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

Section 3.14                                Compliance with ERISA.

(a)                                  Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code except to the extent any such noncompliance could not reasonably be expected to have a

Material Adverse Effect.  Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable opinion or determination letter which is still in effect.  No Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b)                                 Except in each case to the extent that any of the following has not and could not reasonably be expected to have a Material Adverse Effect during the thirty-six (36) month period prior to the Closing Date or the making of any Loan or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.  No condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by any Credit Party of any liability, fine or penalty in excess of $250,000.  No Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan in excess of $250,000.  Except in each case to the extent that any of the following has not and could not reasonably be expected to have a Material Adverse Effect all contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could reasonably be expected to result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions are reasonably expected to be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or could reasonably be expected to be terminated, or that any such plan is or could reasonably be expected to become insolvent.

Section 3.15                                Brokers.

Except as set forth on Schedule 3.15, and except for fees payable to Administrative Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Operative Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees in connection herewith or therewith.

Section 3.16                                Related Transactions.

The transactions contemplated by the Subordinated Debt Documents to be consummated on or prior to the date hereof have been so consummated (including without limitation the disbursement and transfer of all funds in connection therewith) in all material respects pursuant to the provisions of the applicable Operative Documents, true and complete copies of which have been delivered to Administrative Agent, and in compliance with all applicable Law.

Section 3.17                                Material Contracts.

Except for the Operative Documents and the other agreements set forth on Schedule 3.17 (collectively with the Operative Documents, the “Material Contracts”), as of the Closing Date there are no (i) employment agreements covering the management of any Credit Party, (ii) collective bargaining agreements or other labor agreements covering any employees of any Credit Party, (iii) agreements for managerial, consulting or similar services to which any Credit Party is a party or by which it is bound, (iv) agreements regarding any Credit Party, its assets or operations or any investment therein to which any of its equityholders is a party or by which it is bound, (v) real estate leases, Intellectual Property licenses or other lease or license agreements to which any Credit Party is a party, either as lessor or lessee, or as licensor or licensee, or (vi) customer, distribution, marketing or supply agreements to which any Credit Party is a party, in each case with respect to the preceding clauses (i), (iii), (iv), (v) and (vi) requiring payment by or to any Credit Party of more than $750,000 in any year, (vii) partnership agreements to which any Credit Party is a general partner or joint venture agreements to which any Credit Party is a party or (viii) any other agreements or instruments to which any Credit Party is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect.  Schedule 3.17 sets forth, with respect to each real estate lease agreement to which any Credit Party is a party as of the Closing Date, the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental).  The consummation of the transactions contemplated by the Financing Documents and the other Operative Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party).

Section 3.18                                Environmental Matters.

Except in each case as set forth on Schedule 3.18:

(a)                                  no Hazardous Materials Contamination is located on any properties now or previously owned, leased or operated by any Credit Party or has been released, deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any action under any Environmental Law, in each case that has given rise to, or could reasonably be expected to give rise to, remediation costs and expenses on the part of the Credit Parties in excess of $250,000.  No portion of any such property is currently being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law nor is any such property affected by any Hazardous Materials Contamination, except as could not be reasonably expected to give rise to a Material Adverse Effect;

(b)                                 no written notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Borrower’s knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal by any Credit Party of any Hazardous Materials or (iv) release of Hazardous Materials, except in each case as could not be reasonably expected to give rise to a Material Adverse Effect;

(c)                                  all oral or written notifications of a release of Hazardous Materials required to be filed by any Credit Party under any applicable Environmental Law have been filed or are in the process of being timely filed by the applicable Credit Party, except where the failure to so file could not be reasonably expected to give rise to a Material Adverse Effect;

(d)                                 no property now owned or leased by any Credit Party and, to the knowledge of such Borrower, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such Borrower’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of Federal, state or local enforcement actions or, to the knowledge of such Borrower, other governmental investigations which could reasonably be expected to lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, but not limited to, claims under CERCLA, except as could not be reasonably expected to give rise to a Material Adverse Effect;

(e)                                  there are no underground storage tanks located on any property owned or leased by any Credit Party that are not properly closed, registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Materials, except as could not be reasonably expected to give rise to a Material Adverse Effect; and

(f)                                    there are no Liens (other than those described in clause (n) of Section 5.2) under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by any Credit Party, and no actions by any Governmental Authority have been taken or, to the knowledge of such Borrower, are in process which could subject any of such properties or assets to such Liens.

Section 3.19                                Intellectual Property.

Each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Credit Party.  All such Intellectual Property existing as of the Closing Date, owned by a Credit Party and registered with any United States or foreign

Governmental Authority is set forth on Schedule 3.19.  All Intellectual Property owned by each Credit Party and material to is business is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances.  To such Borrower’s knowledge, (a) each Credit Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and (b) there is no infringement or claim of infringement by others of any Intellectual Property rights owned by any Credit Party, which infringement in (a) or (b) or claim of infringement could reasonably be expected to have a Material Adverse Effect.

Section 3.20                                Real Property Interests.

Except for leasehold interests disclosed on Schedule 3.17, and except for the ownership or other interests set forth on Schedule 3.20, no Credit Party has, as of the Closing Date, any ownership, leasehold or other interest in real property.  Schedule 3.20 sets forth, with respect to each parcel of real estate owned by any Credit Party as of the Closing Date, the address and legal description of such parcel.

Section 3.21                                Solvency.

Each Borrower and each additional Credit Party is Solvent.

Section 3.22                                Full Disclosure.

Other than with respect to financial projections, with respect to which this sentence is inapplicable, none of the written information (financial or otherwise) furnished by or on behalf of any Credit Party and delivered to Administrative Agent or any Lender in connection with the consummation of the transactions contemplated by the Operative Documents taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.  All budgets and financial projections delivered to Administrative Agent and the Lenders have been and will be prepared on the basis of the assumptions believed by Borrowers at the time made to be reasonable in light of the facts and circumstances known by management at the time made.  Such budgets and projections at the time made were believed by Borrowers to be reasonable in light of the facts and circumstances known to management at the time made; provided that Borrowers can give no assurance that such budgets and projections will be attained and actual results may differ materially from such budgets or projections.

ARTICLE 4
AFFIRMATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 4.1                                      Financial Statements and Other Reports.

Each Borrower will, and will cause each other Credit Party to, maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to provide the information required to be delivered to Administrative Agent and the Lenders hereunder, and will deliver to Administrative Agent, and, in the case of the deliveries required by paragraphs (a) through (f), (m), (n), (p) and (q), each Lender:

(a)                                  within thirty (30) days after the end of each month (forty-five (45) days in the case of the months of March, June, September and December), a consolidated and consolidating balance sheet of LOUD and its Consolidated Subsidiaries as at the end of such month and the related consolidated and consolidating statements of operations and cash flows for such month, and for the portion of the Fiscal Year ended at the end of such month setting forth in each case in comparative form the figures for the corresponding periods of the previous Fiscal Year and the figures for such month and for such portion of the Fiscal Year ended at the end of such month set forth in the annual operating and Capital Expenditure budgets and cash flow forecast delivered pursuant to Section 4.1(m), all in reasonable detail and certified by a Responsible Officer of Borrower Representative as fairly presenting in all material respects the financial condition and results of operations of LOUD and its Consolidated Subsidiaries and as having been prepared in accordance with GAAP applied on a basis consistent with the audited financial statements of LOUD, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosures;

(b)                                 within ninety (90) days after the end of each Fiscal Year, a consolidated and consolidating balance sheet of LOUD and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated and consolidating statements of operations, stockholders’ equity (or the comparable item, if LOUD is not a corporation) and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and the figures for such Fiscal Year set forth in the annual operating and Capital Expenditure budgets and cash flow forecast delivered pursuant to Section 4.1(m), certified (solely with respect to such consolidated statements) without qualification (including with respect to the scope of audit) or exception by independent public accountants of nationally recognized standing and acceptable to Administrative Agent;

(c)                                  together with each delivery of financial statements pursuant to Sections 4.1(a) and 4.1(b), a Compliance Certificate;

(d)                                 together with each delivery of financial statements pursuant to 4.1(b) above, an Excess Cash Flow Certificate;

(e)                                  promptly upon receipt thereof, copies of all reports submitted to any Credit Party by independent public accountants in connection with each annual, interim or special audit of the financial statements of any Credit Party made by such accountants, including any comment letter submitted by such accountants to management in connection with any audit;

(f)                                    promptly upon their being entered into, copies of all Swap Contracts entered into by any Credit Party;

(g)                                 [intentionally omitted]

(h)                                 promptly upon any officer of any Credit Party obtaining knowledge (i) of the existence of any Event of Default or Default, or becoming aware that the holder of any Debt of any Credit Party in excess of $500,000 has given any notice or taken any other action with respect to a claimed default thereunder, (ii) of any change in any Credit Party’s certified accountant or any resignation, or decision not to stand for re-election, by any independent member of any Credit Party’s board of directors (or comparable body), (iii) that any Person has given any notice to any Credit Party or taken any other action with respect to a claimed default under any Material Contract, (iv) of the institution of any Litigation seeking equitable relief or involving an alleged liability of any Credit Party equal to or greater than $500,000 or any adverse determination in any Litigation involving equitable relief or a potential liability of any Credit Party equal to or greater than $500,000 or (v) any loss, damage or destruction of any Collateral having a fair market value in excess of $500,000, whether or not covered by insurance, a certificate of a Responsible Officer of Borrower Representative specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default (including any Event of Default or Default), event or condition, and what action the applicable Credit Party has taken, is taking or proposes to take with respect thereto;

(i)                                     promptly upon any officer of any Credit Party obtaining knowledge of (i) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, (ii) the failure of any member of the Controlled Group to make a required contribution on a timely basis to any Pension Plan or to any Multiemployer Plan, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that any Borrower or any Subsidiary furnish a bond or other security to the PBGC or such Pension Plan, (iv) the occurrence of a reportable event under Section 4043 of ERISA (for which a reporting requirement is not waived) with respect to any Pension Plan, (v) the occurrence of any event with respect to any ERISA Plan, Pension Plan or Multiemployer Plan which could reasonably be expected to result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Plan), (vi) any material increase in the liability or contingent liability of any Borrower or any Subsidiary with respect to any post-retirement welfare plan benefit or (vii) the receipt by any Credit Party of any notice that any Multiemployer Plan is in reorganization, that increased contributions could reasonably be expected to be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or could reasonably be expected to be terminated, or that any such plan is or could reasonably be expected to become insolvent, a certificate of a Responsible Officer of such Credit Party specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Credit Party has taken, is taking or proposed to take with respect thereto;

(j)                                     promptly upon receipt by any officer of any Credit Party of any complaint, order, citation, notice or other written communication from any Person delivered to any Credit Party with respect to (i) the existence of a violation of any applicable Environmental Law, (ii) any Hazardous Materials Contamination, (iii) the commencement of any cleanup of any Hazardous Materials Contamination, (iv) any pending legislative or threatened proceeding for the termination, suspension or non-renewal of any Permit required under any applicable Environmental Law, or (v) any property of any Credit Party that becomes subject to a Lien imposed pursuant to any Environmental Law, in each case that could give rise to any material liability, notice from a Responsible Officer of such Credit Party specifying, to the extent reasonably ascertainable, the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Credit Party has taken, is taking or proposes to take with respect thereto;

(k)                                  together with the delivery of the Compliance Certificate pursuant to Section 4.1(c) for each fiscal quarter, a summary of (i) Intellectual Property that any Credit Party has registered or applied to register with any Governmental Authority and (ii) a list of interests acquired by any Credit Party in real property (including leasehold interests), in each case during such fiscal quarter and describing such Intellectual Property and/or such real property in such detail as Administrative Agent shall reasonably require;

(l)                                     promptly upon receipt or filing thereof, copies of any delinquency reports or notices related to any material taxes and any other material reports or notices received by any Credit Party from, or filed by any Credit Party with, any Governmental Authority;

(m)                               within thirty (30) days following the conclusion of each Fiscal Year, each Borrower’s annual operating plans, operating and Capital Expenditure budgets, and financial forecasts, including cash flow projections covering proposed fundings, repayments, additional advances, investments and other cash receipts and disbursements, each for the following Fiscal Year presented on a monthly basis, which shall be in a format reasonably consistent with projections, budgets and forecasts theretofore provided to the Lenders, and promptly following the preparation thereof, updates to any of the foregoing from time to time prepared by management of each Borrower;

(n)                                 within ten (10) Business Days after the end of each month, and from time to time following the occurrence and during the continuation of a Default upon the request of Administrative Agent, a Borrowing Base Certificate as of the last day of the month most recently ended, together with such reconciliation reports as may be reasonably requested by Administrative Agent with respect to the components of such Borrowing Base Certificate;

(o)                                 within five (5) Business Days after any request therefor, such information in such reasonable detail concerning the amount, composition and manner of calculation of the Borrowing Base as Administrative Agent or any Lender may reasonably request;

(p)                                 upon the request of Administrative Agent, which may be made not more than once each year so long as no Event of Default exists, and at any time (but not more often than quarterly) while and so long as an Event of Default shall be continuing, a report of an independent collateral auditor reasonably satisfactory to Administrative Agent (which may be, or be affiliated with, a Lender) with respect to the components of the Borrowing Base, which report shall (i) indicate whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Accounts of Borrowers (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of Borrowers) and Inventory of Borrowers (including verification as to the value, location and respective types) and (ii) be addressed to, or otherwise provide for express reliance by, Administrative Agent and the Lenders;

(q)                                 from time to time, if Administrative Agent or any Lender determines that obtaining appraisals is necessary in order for Administrative Agent or such Lender to comply with applicable Laws, appraisal reports in form and substance and from appraisers reasonably satisfactory to Administrative Agent stating the then current fair market values of all or any portion of the real estate owned by any Borrower or any Subsidiaries.  In addition to the foregoing, from time to time, but in the absence of a Default or Event of Default not more than once during each calendar year, Administrative Agent may require Borrowers to obtain and deliver to Administrative Agent appraisal reports in form and substance and from appraisers satisfactory to Administrative Agent stating the then current market values of all or any portion of the real estate and personal property owned by any Borrower or any Subsidiaries; and

(r)                                    with reasonable promptness, such other information and data with respect to any Credit Party as from time to time may be reasonably requested by Administrative Agent or any Lender.

Section 4.2                                      Payment and Performance of Obligations.

Each Borrower (i) will pay and discharge, and cause each Subsidiary to pay and discharge, at or before maturity, all of their respective obligations and liabilities, including tax liabilities, except for such obligations and/or liabilities (x) that may be the subject of a Permitted Contest and (y) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect, (ii) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities and (iii) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3                                      Maintenance of Existence.

Each Borrower will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect, their respective existence (except for Subsidiary mergers permitted by Section 5.7) and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business except for such rights, privileges and/or franchises the failure of which to maintain could not reasonably be expected to have a Material Adverse Effect.

Section 4.4                                      Maintenance of Property; Insurance.

(a)                                  Each Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty (subject to the obligations to repair if such Borrower or such Subsidiary so elected pursuant to Section 2.1(c)(ii)) excepted.

(b)                                 Each Borrower will maintain, and will cause each Subsidiary to maintain in each case subject to customary exclusions and deductibles that are not materially and adversely inconsistent with those in effect on the Closing Date, (i) casualty insurance on all real and personal property on an all risks basis (including the perils of flood and quake), covering the repair and replacement cost of all such property and coverage for business interruption and public liability insurance (including products/completed operations liability coverage) in each case of the kinds and in amounts generally consistent with Borrower’s insurance coverage as of the Closing Date, as adjusted from time to time in respect of any future growth in Borrower’s business, including as a result of Permitted Acquisitions and (ii) such other insurance coverage in such amounts and with respect to such risks as Administrative Agent may reasonably request.  All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Administrative Agent.   Borrowers will not, and will not permit any Subsidiary to, bring or keep any article on any business location of any Credit Party, or cause or allow any condition to exist, if the presence of such article or the occurrence of such condition could reasonably cause the invalidation of any insurance required by this Section 4.4(b), or would otherwise be prohibited by the terms thereof.

(c)                                  On or prior to the Closing Date, and at all times thereafter, each Borrower will cause Administrative Agent to be named as an additional insured, assignee and loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and content acceptable to Administrative Agent.  Borrowers will deliver to Administrative Agent and the Lenders (i) on the Closing Date, a certificate from Borrowers’ insurance broker dated on or about such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) upon the request of any Lender through Administrative Agent from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Borrower.

(d)                                 In the event any Borrower fails to provide Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may purchase insurance at Borrowers’ expense to protect Administrative Agent’s interests in the Collateral.  This insurance may, but need not, protect any Borrower’s interests.  The coverage purchased by Administrative Agent may not pay any claim made by any Borrower or any claim that is made against any Borrower in connection with the Collateral.  The applicable Borrower may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that such Borrower has obtained insurance as required by this Agreement.  If Administrative Agent purchases insurance for the Collateral, to the fullest extent provided by law Borrowers will be responsible for the costs of that insurance, including interest and other charges imposed by Administrative Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the Obligations.  The costs of the insurance may be more than the cost of insurance each Borrower is able to obtain on its own.

Section 4.5                                      Compliance with Laws.

Each Borrower will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws, except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect or result in any Lien upon a material portion of the assets of any such Person in favor of any Governmental Authority.

Section 4.6                                      Inspection of Property, Books and Records.

Each Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in accordance with GAAP in which full, true and correct entries in all material respects shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, at the sole cost of the applicable Borrower or any applicable Subsidiary, representatives of Administrative Agent and of any Lender (but at such Lender’s expense unless any Event of Default is then continuing and such visit or inspection is made concurrently with Administrative Agent) to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective Inventory and Accounts and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired in the presence of an officer of a Borrower.  In the absence of an Event of Default, Administrative Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give the applicable Borrower or any applicable Subsidiary commercially reasonable prior written notice of such exercise.  No notice shall be required during the existence and continuance of any Event of Default.

Section 4.7             Use of Proceeds.

Borrowers will use the proceeds of the Term Loans solely for transaction fees incurred in connection with the Operative Documents and the refinancing on the Closing Date of Debt.  The proceeds of Revolving Loans shall be used by Borrowers solely for the purposes set forth in the preceding sentence, to consummate Permitted Acquisitions and for working capital needs and general corporate purposes of Borrowers and their Subsidiaries (subject to all limitations set forth herein).

Section 4.8             Lenders’ Meetings.

Up to once per Fiscal Year, or more frequently as specified by Administrative Agent during the continuance of an Event of Default, Borrowers will, in each case to the extent requested by either Administrative Agent or Required Lenders, conduct a face-to-face meeting of Administrative Agent and the Lenders to discuss the most recently reported financial results and the financial condition of Borrowers and the Subsidiaries, at which shall be present a Responsible Officer and such other officers of the Credit Parties as may be reasonably requested to attend by Administrative Agent or any Lender, such request or requests to be made within a reasonable time prior to the scheduled date of such meeting.  Such meetings shall be held at a time and place convenient to the Lenders and to Borrowers.  Up to one (1) additional time per year, Borrowers will, as requested by either Administrative Agent or Required Lenders, conduct a meeting of the type described above, except that each such meeting shall be conducted by a telephone conference call.

Section 4.9             [Intentionally omitted].

Section 4.10           Hazardous Materials; Remediation.

(a)           If any Hazardous Materials Contamination shall occur or shall have occurred on any real property of any Borrower or any other Credit Party, such Borrower will cause, or direct the applicable Credit Party to cause, the prompt containment, removal, remediation or other such actions that are necessary to comply in all material respects with all Environmental Laws (the “Remediation”).  Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Credit Party to, comply in all material respects with each Environmental Law requiring the performance at any real property by any Borrower or any other Credit Party of activities in response to the release or threatened release of a Hazardous Material.

(b)           Borrowers will provide Administrative Agent within thirty (30) days after demand therefor (or other period approved by Administrative Agent) with a bond, letter of credit or similar financial assurance evidencing to the satisfaction of Administrative Agent that sufficient funds are available to pay the cost of any Remediation required pursuant to Section 4.10(a), such demand to be made, if at all, upon Administrative Agent’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.

Section 4.11           [Intentionally omitted].

Section 4.12           Further Assurances.

(a)           Each Borrower will, and will cause each Subsidiary to, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as Administrative Agent or the Required Lenders may from time to time reasonably request in order to implement or to give effect to the provisions of the Financing Documents, including all such actions in accordance with and subject to the provisions of the Security Documents to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Administrative Agent for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), including on any and all assets of each Credit Party described in the Security Documents (subject to carve-outs contained therein), whether now owned or hereafter acquired; provided, however, that pursuant to the Security Documents (i) no Lien in the assets of a Foreign Subsidiary shall be granted and (ii) a Lien shall be granted in the capital stock or other equity securities of a Foreign Subsidiary only if (A) such capital stock is directly owned by LOUD or a Domestic Subsidiary and (B) no more than sixty-five percent (65%) of the total outstanding capital stock or other equity securities in such a Foreign Subsidiary is subject to the Lien.

(b)           Without limiting the generality of the foregoing, in the event that any Borrower or any Domestic Subsidiaries shall acquire or form any new Domestic Subsidiary after the date hereof (which acquisitions and formations may only be consummated in compliance with the provisions hereof), the respective Borrower or the respective Domestic Subsidiary will cause such new Domestic Subsidiary, upon such acquisition and concurrently with such formation, (i) to execute a Guarantee (in form and content acceptable to Administrative Agent) guaranteeing payment and performance of all of the Obligations and to take such other action (including, without limitation, authorizing the filing of such UCC financing statements and delivering certificates in respect of the equity securities of such Domestic Subsidiary) as shall be necessary or appropriate to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Administrative Agent for the benefit of Administrative Agent and the Lenders on all assets described in the Security Documents (subject to carve-outs contained therein), both real and personal, in which such new Domestic Subsidiary has or may thereafter acquire any interest, (ii) to execute such other Security Documents, in form and content acceptable to Administrative Agent, as may be required or requested by Administrative Agent in connection with the actions contemplated by the preceding clause (i) and (iii) to deliver such proof of corporate (or comparable) action, incumbency of officers, opinions of counsel and other documents as Administrative Agent shall have required or requested.

(c)           Each Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a Wholly-Owned Subsidiary and that Administrative Agent shall have, for the benefit of Administrative Agent and Lenders, a first priority Lien on all capital stock or other equity securities of each Domestic Subsidiary and sixty-five percent (65%) of the capital stock or other equity securities of each Foreign Subsidiary (other than Dormant Subsidiaries) which is a direct Subsidiary of a Borrower or a Domestic Subsidiary.  In the event that any additional capital stock or other equity securities shall be issued by any Domestic Subsidiary, the applicable Borrower shall or shall cause each of its Domestic Subsidiaries to, concurrently with such issuance, deliver to Administrative Agent to the extent required by the applicable Financing Documents the certificates evidencing such securities, accompanied by undated powers executed in blank and to take such other action as Administrative Agent shall request to perfect the security interest created therein pursuant to such Financing Documents.

(d)           Concurrently with the acquisition by any Borrower or any Domestic Subsidiaries following the Closing Date of any fee title to real estate for an amount exceeding $250,000, such Borrower will, within thirty (30) days following written request by Administrative Agent, deliver or cause to be delivered to Administrative Agent, with respect to such real estate, (i) a mortgage or deed of trust, as applicable, in form and substance reasonably satisfactory to Administrative Agent, executed by the title holder thereof, (ii) an ALTA lender’s title insurance policy issued by a title insurer reasonably satisfactory to Administrative Agent in form and substance and in amounts reasonably satisfactory to Administrative Agent insuring Administrative Agent’s first priority Lien on such real estate, free and clear of all defects and encumbrances except Permitted Liens; (iii) a current ALTA survey, certified to Administrative Agent by a licensed surveyor, in form and substance reasonably satisfactory to Administrative Agent, (iv) a certificate, in form and substance acceptable to Administrative Agent, to Administrative Agent from a national certification agency reasonably acceptable to Administrative Agent, certifying that such real estate is not located in a special flood hazard area and (v) in the case of real estate that consists of a leasehold estate, such estoppel letters, consents and waivers from the landlords and non-disturbance agreements from any holders of mortgages or deeds of trust on such real estate as may be reasonably requested by Administrative Agent, all of which shall be in form and substance reasonably satisfactory to Administrative Agent.

ARTICLE 5
NEGATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 5.1             Debt.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt (or payables and other obligations owing among any of the Credit Parties), except for:

(a)           Debt under the Financing Documents and Letter of Credit Liabilities;

(b)           Debt outstanding on the date of this Agreement and set forth in Item 1 on Schedule 5.1 and refinancings thereof to the extent any such refinancing (i) does not result in a final or weighted average maturity that is earlier than the Debt being refinanced, (ii) does not result in an increase in the original principal amount of the Debt being refinanced, and (iii) does not, taken as a whole, impose provisions or restrictions that are materially more adverse to the obligors thereunder than under the Debt being refinanced;

(c)           Subordinated Debt;

(d)           Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving any fixed or capital asset (including through Capital Leases), in an aggregate principal amount at any time outstanding not greater than $2,000,000;

(e)           Debt, if any, arising under Swap Contracts;

(f)            (i) intercompany Debt, payables and other obligations owing to a Borrower by its Wholly-Owned Subsidiaries which are Domestic Subsidiaries (but are not Dormant Subsidiaries) or by another Borrower, or (ii) intercompany Debt, payables and other obligations owing to a Borrower by its Wholly-Owned Subsidiaries which are Foreign Subsidiaries (but are not Dormant Subsidiaries) in an aggregate amount for all of such Debt, payables and other obligations owing to the Borrowers under this clause (ii) not to exceed $8,000,000 at any time outstanding, minus the amount of Investments made by the Borrowers after the Closing Date in their Wholly-Owned Subsidiaries which are Foreign Subsidiaries (but are not Dormant Subsidiaries) pursuant to Section 5.8(a)(iii) and minus the amount of Guarantees made pursuant to the final proviso of Section 5.1(j), or (iii) intercompany Debt, payables and other obligations owing to any Wholly-Owned Subsidiary (other than a Dormant Subsidiary) of any Borrower by such Borrower; provided, however, that with respect to any of the foregoing upon the request of Administrative Agent at any time, any such Debt, payables and other obligations described in this paragraph (f) (but not including any intercompany Debt, payables and other obligations described in the foregoing clause (iii) if such intercompany Debt, payables and other obligations is owing to any Wholly-Owned Subsidiary that is a Foreign Subsidiary) shall be evidenced by promissory notes having terms reasonably satisfactory to Administrative Agent, the sole originally executed counterparts of which shall be pledged and delivered to Administrative Agent, for the benefit of Administrative Agent and Lenders, as security for the Obligations, and upon the request of Administrative Agent at any time, such Debt, payables and other obligations described in this paragraph (f) (but not including any intercompany Debt, payables and other obligations described in the foregoing clause (iii) if such intercompany Debt, payables and other obligations is owing to any Wholly-Owned Subsidiary that is a Foreign Subsidiary) shall be secured by perfected first priority Liens on substantially all of the assets of the obligor of such Debt, payables and other obligations pursuant to agreements in form and substance reasonably satisfactory to Administrative Agent;

(g)           the Foreign Payment Obligations;

(h)           additional unsecured Debt not to exceed $300,000 in the aggregate at any time outstanding;

(i)            Debt in the form of deferred purchase price consideration payable in connection with Permitted Acquisitions (including seller notes, maximum earn-outs, consulting and non-competition payments), provided that such Debt has terms and provisions acceptable to Administrative Agent and is subordinated to the Obligations pursuant to documentation in form and content reasonably acceptable to Administrative Agent in its sole discretion;

(j)            Debt in respect of Guarantees by Borrowers or any of its Subsidiaries of Debt otherwise permitted hereunder (provided, that if the guaranteed Debt is subordinated to the Obligations, any such guarantee shall be no less subordinated to the Obligations and provided that if Borrower or any Domestic Subsidiary Guarantees Debt of any Foreign Subsidiary the amount of the Debt so Guaranteed shall count against the limit set forth in each of clause (ii) of Section 5.1(f) above and clause (iii)(z) of Section 5.8(a));

(k)           Debt in respect of guarantees in respect of obligations of any Borrower or any of its Subsidiaries under leases and other contractual obligations not prohibited hereunder (provided that no Borrower or any of its Domestic Subsidiaries may guarantee any lease or contractual obligation of any Foreign Subsidiary);

(l)            Debt incurred by any Borrower or any of its Subsidiaries arising from agreements providing for customary indemnification, adjustment of purchase price or similar obligations in connection with permitted Asset Dispositions and Permitted Acquisitions (excluding Debt described in clause (i) above);

(m)          Debt in the form of financing of insurance premiums provided by the vendors of such insurance or their agents and software maintenance contracts;

(n)           Debt with respect to judgments or awards which do not constitute an Event of Default under Section 8.1 hereof;

(o)           Debt in respect of netting services, ordinary course overdraft protections for overdrafts not to exceed $25,000 per account and comparable deposit account services, so long as (i) such Debt is incurred in the Ordinary Course of Business, (ii) such Debt is not outstanding for more than two (2) Business Days and (iii) such deposit accounts are subject to control agreements, to the extent required under the Financing Documents;

(p)           Contingent Obligations permitted under Section 5.3, to the extent constituting Debt; and

(q)           Debt arising under the last sentence of Section 5.4.

Section 5.2             Liens.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)           Liens created by the Security Documents;

(b)           Liens existing on the date of this Agreement and set forth on Schedule 5.2 and refinancings thereof to the extent such refinancing does not result in such Lien covering assets or properties not covered under the Lien being refinanced, and in the case of Liens securing Debt, the refinancing of the Debt so secured (i) does not result in a final or weighted average maturity that is earlier than the Debt being refinanced, (ii) does not result in an increase in the original principal amount of the Debt being refinanced, and (iii) does not, taken as a whole, impose provisions or restrictions that are materially more adverse to the obligors thereunder than under the Debt being refinanced;

(c)           any Lien on any asset securing Debt permitted under Section 5.1(d), provided that such Lien attaches only to the assets financed by such Debt, and such Lien attaches concurrently with or within ninety (90) days after the acquisition thereof;

(d)           Liens for taxes, assessments or other governmental levies, fees or charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;

(e)           Liens arising in the Ordinary Course of Business (i) in favor of carriers, warehousemen, mechanics, lessors, landlords and materialmen, and other similar Liens imposed by law or in connection with statutory obligations or (ii) in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations for sums not overdue or the subject of a Permitted Contest which Liens may involve deposits and advances incurred in the Ordinary Course of Business but not involving borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(f)            attachments, appeal bonds and judgment Liens, for sums not exceeding $300,000 in the aggregate arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest;

(g)           easements, rights of way, covenants, conditions, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Borrower or any Subsidiary;

(h)           Liens arising from the precautionary UCC financing statements filed under any lease permitted by this Agreement;

(i)            customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where any Credit Party maintains deposits (other than deposits intended as cash collateral) in the Ordinary Course of Business;

(j)            any interest or title of a licensor, sublicensor, lessor or sublessor in the property covered by any license or lease agreement of any Credit Party not prohibited hereunder;

(k)           licenses, sublicenses, leases or subleases granted by any Credit Party to any third parties in the Ordinary Course of Business;

(l)            Liens on insurance policies and the proceeds thereof securing Debt described in Section 5.1(m);

(m)          Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code and other bankers liens arising by operation of law; and

(n)           zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated in any material respect by the current use or occupancy or the operation of the business on such real property.

Section 5.3             Contingent Obligations.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for:

(a)           Contingent Obligations arising in respect of the Debt under (i) the Financing Documents, (ii) Letter of Credit Liabilities and (iii) the Subordinated Debt Documents;

(b)           Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;

(c)           so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by a Borrower or a Subsidiary in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(d)           Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 5.3;

(e)           Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $500,000 in the aggregate at any time outstanding;

(f)            Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Administrative Agent mortgagee title insurance policies;

(g)           Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 5.7 or in favor of sellers in connection with Investments and acquisitions permitted under Section 5.8;

(h)           Contingent Obligations arising with respect to Floor Plan Obligations, provided that the maximum amount of such Contingent Obligations shall not exceed an aggregate of $5,000,000 at any one time and provided that the Borrowers account for all such Floor Plan Obligations and the related revenues in a manner consistent with past practices as in existence on the Closing Date; and

(i)            Contingent Obligations in respect to the guarantee of any obligations otherwise permitted or not prohibited hereunder (provided, that if any such obligations are subordinated to the Obligations, any such guarantee shall be no less subordinated to the Obligations).

Section 5.4             Restricted Distributions.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution; provided that the foregoing shall not restrict or prohibit (a) any Subsidiary from making dividends or distributions, directly or indirectly, to any Borrower or (b) purchases of shares of (or options to purchase shares of) equity interests in LOUD or options therefor from employees of any Credit Party upon their death, termination of their employment or retirement, so long as (x) before and after giving effect to any such dividend or distribution for such purpose, (i) no Event of Default shall have occurred and be continuing, (ii) Borrowers are in compliance on a pro forma basis with the covenants set forth in Article 6 recomputed for the most recently ended quarter for which information is available and is in compliance with all other terms and conditions of this Agreement and (iii) if such dividend or distribution is made prior to the Commitment Expiry Date, the Revolving Loan Limit minus the Revolving Loan Outstandings is equal to or greater than $5,000,000 and (y) such purchases or payments after the date hereof do not exceed $250,000 in any Fiscal Year and do not exceed $1,000,000 in the aggregate from and after the Closing Date.  Notwithstanding the limitations set forth in clause (b) of the immediately preceding sentence, LOUD may purchase shares of (or options to purchase shares of) equity interests in LOUD or options therefor from employees of any Credit Party upon their death, termination of their employment or retirement, solely in exchange for Debt issued by LOUD; provided, that (A) the terms of such Debt expressly provide that no payments may be made in cash or any other property prior to repayment in full of the Obligations and the termination of all commitments hereunder, (B) such Debt is subordinated to the Obligations pursuant to an agreement in form and substance satisfactory to Administrative Agent, (C) such Debt is unsecured and is not guaranteed by any other Credit Party, and (D) the aggregate outstanding principal amount of all such Debt does not exceed $3,500,000 at any time.

Section 5.5             Restrictive Agreements.

No Borrower will, or will permit any Subsidiary to, directly or indirectly (i) enter into or assume any agreement (other than the Financing Documents and the Subordinated Debt Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired or (ii) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Subordinated Debt Documents) on the ability of any Subsidiary to:  (1) pay or make Restricted Distributions to any Borrower or any Subsidiary; (2) pay any Debt owed to any Borrower or any Subsidiary; (3) make loans or advances to any Borrower or any Subsidiary; or (4) transfer any of its property or assets to any Borrower or any Subsidiary; provided that any Borrower and any of its Subsidiaries will be permitted to enter into agreements:  (i) containing customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Borrower or a Subsidiary, (ii) containing customary provisions restricting assignment of any agreement entered into by Borrower or a Subsidiary in the Ordinary Course of Business, (iii) containing restrictions on the transfer of assets subject to Liens permitted by Section 5.2(c), and (iv) containing customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 5.7 pending the consummation of such sale.

Section 5.6             Payments and Modifications of Subordinated Debt.

No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except as permitted by the Subordination Agreement; or (b) amend or otherwise modify the terms of any Subordinated Debt in a manner prohibited by the Subordination Agreement.  Each Borrower shall, prior to entering into any amendment or modification to any Subordinated Debt Document, deliver to Administrative Agent reasonably in advance of the execution thereof, any final or execution form copy thereof.

Section 5.7             Consolidations, Mergers and Sales of Assets.

No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) consolidate or merge with or into any other Person other than, with not less than twenty (20) Business Days’ prior written notice to Administrative Agent (or such lesser amount of notice as Administrative Agent, in its sole discretion, may from time to time permit), mergers of any Wholly-Owned Subsidiary with and into a Borrower (with such Borrower as the surviving entity of such merger) or with and into any other Wholly-Owned Subsidiary of a Borrower or (b) consummate any Asset Dispositions other than dispositions of assets for cash and fair value that the applicable Borrower determines in good faith is no longer used or useful in the business of such Borrower and its Subsidiaries if all of the following conditions are met:  (i) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $500,000 and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year of the applicable Borrower does not exceed $1,000,000; (ii) the Net Cash Proceeds of any such disposition are applied as required by Section 2.1(c); (iii) after giving effect to any such disposition and the repayment of Debt with the proceeds thereof, Borrowers are in compliance on a pro forma basis with the covenants set forth in Article 6 recomputed for the most recently ended quarter for which information is available and is in compliance with all other terms and conditions of this Agreement; and (iv) no Default or Event of Default then exists or would result from any such disposition.

Section 5.8             Purchase of Assets, Investments.

(a)           No Borrower will, or will permit any Subsidiary to, directly or indirectly (w) acquire or enter into any agreement to acquire any assets other than in the Ordinary Course of Business, constituting Capital Expenditures to the extent permitted pursuant to Section 6.1 or constituting replacement assets purchased with proceeds of Property Insurance Policies, awards or other compensation with respect to any eminent domain, condemnation or similar proceeding, (x) create, acquire or enter into any agreement to create or acquire any Subsidiary other than Wholly-Owned Subsidiaries which are Domestic Subsidiaries acquired or created to consummate a Permitted Acquisition and for which the requirements set forth in Sections 4.12(b) and 4.12(c) have been satisfied, (y) engage or enter into any agreement to engage in any joint venture or partnership with any other Person or (z) acquire or own or enter into any agreement to acquire or own any Investment in any Person other than (without duplication):

(i)            Investments existing on the date of this Agreement and set forth on Schedule 5.8;

(ii)           Cash Equivalents;

(iii)          (y) additional Investments in the capital stock or other equity interests of any Wholly-Owned Subsidiaries existing as of the Closing Date which are Domestic Subsidiaries (but are not Dormant Subsidiaries) and (z) additional Investments in the capital stock or other equity interests of any Wholly-Owned Subsidiaries existing as of the Closing Date which are Foreign Subsidiaries (but are not Dormant  Subsidiaries) in an aggregate amount for all such Foreign Subsidiaries not to exceed $8,000,000, minus the amount of loans, payables and other obligations owing by Wholly-Owned Subsidiaries pursuant to clause (ii) of Section 5.1(f) above and minus the amount of Guarantees made pursuant to the final proviso of Section 5.1(j);

(iv)          bank deposits established in accordance with Section 5.17;

(v)           Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(vi)          Investments in the form of Swap Contracts permitted under Section 5.1(e) and Section 5.3(c);

(vii)         (y) cashless loans to officers and employees provided that the proceeds thereof are used by such officers and employees solely to purchase capital stock of LOUD, and (z) loans to officers and employees in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(viii)        payroll advances in the Ordinary Course of Business;

(ix)           Investments in the form of loans between or among the Credit  Parties made in lieu of distributions otherwise permitted under Section 5.4 (with such loans being subject to the same dollar restrictions, if any, applicable to the corresponding provisions of Section 5.4, and with any such loans reducing, on a dollar-by-dollar basis, the corresponding amount of distributions otherwise permitted by Section 5.4);

(x)            Investments received as consideration for Asset Dispositions permitted in Section 5.7; and

(xi)           other Investments in an aggregate amount at any one time outstanding not to exceed $100,000.

(b)           Notwithstanding the foregoing, any Borrower may acquire, or may cause a Wholly-Owned Subsidiary that is a Domestic Subsidiary to acquire, all or substantially all of the assets, or all (but not less than all) of the capital stock or other equity securities, of any Person (the “Target”) (in each case, a “Permitted Acquisition”) with the prior written approval of Required Lenders or subject to the satisfaction of each of the following conditions:

(i)            Administrative Agent shall have received not less than twenty (20) Business Days’ prior notice (or any more reduced period of prior notice as may be approved from time to time by Administrative Agent) of such proposed Permitted Acquisition, which notice shall include a due diligence package including the following materials, each in form and substance reasonably satisfactory to Administrative Agent:

(A)          copies of the Target’s three most recent annual income statements and balance sheets, together with the audit opinions thereon, if any, of the Target’s independent accountants, together with available interim financial statements, (B) if available, any asset or business appraisals, (C) a general description of the business to be acquired, (D) a general description of the competitive position of the business to be acquired within its industry, (E) a summary of pending and known threatened litigation adversely affecting the business or assets to be acquired, (F) a description of the method of financing such acquisition, including sources and uses, (G) a listing of locations of all personal and real property to be acquired, (H) a description of any change in management of the Credit Parties, after giving effect to such acquisition, (I) all agreements to be assumed or acquired, but solely to the extent such agreements are of equivalent or greater materiality to the Credit Parties as compared to any applicable Material Contract, (J) if the Target owns or leases, or if the assets to be acquired includes, any owned real property or leased real property, and if reasonably requested by Administrative Agent, environmental reports and related information regarding any such property (other than leased property used solely as office space), (K) draft copies of all proposed acquisition agreements and all related transaction documents for such acquisition, together with all schedules thereto (followed by updated drafts as the same are generated and fully executed copies thereof within five (5) Business Days after the closing of such acquisition), and (L) any other material or reports reasonably requested by Administrative Agent and otherwise available; provided that with respect to each Small Scale Acquisition, Borrowers shall only be obligated to deliver the materials described in clauses (A), (D) and (L), to the extent that such materials are readily available.

(ii)           Concurrently with delivery of the notice and due diligence materials referred to in clause (i) above, Borrower Representative shall have delivered to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent:

(A)          a pro forma consolidated and consolidating balance sheet, income statement and cash flow statement of LOUD and its Subsidiaries (the “Acquisition Pro Forma”), based on most recently available financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of LOUD and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition, the funding of all Loans and the incurrence or assumption of all other Debt and repayment of Debt in connection therewith, and such Acquisition Pro Forma shall reflect that (I) on a pro forma basis, LOUD and its Subsidiaries would have had a Senior Debt to EBITDA Ratio for the four quarter period reflected in the Compliance Certificate most recently delivered to Administrative Agent pursuant to Section 4.1(c) prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period) of not more than the difference between (x) the maximum permitted amount of the Senior Debt to EBITDA Ratio as of the most recently completed Fiscal Quarter period for which a Compliance Certificate was required to be delivered to Administrative Agent less (y) fifty (50) basis points, (II) on a pro forma basis the condition set forth in clause II of Section 8.8(b)(ii)(A) of the Securities Purchase Agreement referred to in the defined term “Subordinated Debt Documents” is satisfied, and (III) on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition, the funding of all Loans and the incurrence or assumption of all other Debt and repayment of Debt in connection therewith;

(B)           updated versions of the projections most recently delivered to Administrative Agent pursuant to Section 4.1(m) covering the one (1) year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the requirements of Section 4.1(m) (the “Acquisition Projections”) and based upon historical financial data of a recent date reasonably satisfactory to Administrative Agent, taking into account such Permitted Acquisition, the funding of all Loans and the incurrence or assumption of all other Debt and repayment of Debt in connection therewith; and

(C)           a certificate of a Responsible Officer of Borrower Representative to the effect that:  (w) LOUD and each Subsidiary taken as a whole will be Solvent upon the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents the financial condition of LOUD and its Subsidiaries (on a consolidated basis) in all material respects as of the date thereof and the periods covered thereby, in each case after giving effect to the Permitted Acquisition and related transactions; (y) the Acquisition Projections represent Borrowers’ reasonable estimate of LOUD’s consolidated future financial performance as of the date thereof and after giving effect to the Permitted Acquisition, the assumptions contained therein are believed by Borrowers to be fair and reasonable in light of current business conditions and the Acquisition Projections demonstrate Borrowers’ projected compliance with the covenants set forth in Article 6 for the one-year period immediately following the consummation of such Permitted Acquisition; provided, that Borrowers can give no assurance that the results reflected in the Acquisition Projections will be attained; and (z) LOUD and its Subsidiaries have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation, to the extent requested, were delivered to Administrative Agent;

(iii)          such Permitted Acquisition shall only involve assets located in the United States (and in connection with the acquisition of the capital stock or other equity securities of a Target, such Target and any of its Subsidiaries shall be formed, incorporated or otherwise organized under the laws of a State within the United States) and comprising a business, or those assets of a business, of the type engaged in by Borrowers as of the Closing Date and businesses reasonably related thereto, and which business would not subject Administrative Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Financing Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrowers prior to such Permitted Acquisition;

(iv)          such Permitted Acquisition shall be consensual, shall have been approved by the Target’s board of directors (or comparable governing body) and shall be consummated in accordance with the terms of the agreements and documents related thereto, and in material compliance with all applicable Laws;

(v)           no assets or liabilities (including, without limitation, Investments, Debt and Contingent Obligations) shall be acquired, incurred, assumed or otherwise be reflected on a consolidated balance sheet of LOUD and its Subsidiaries after giving effect to such Permitted Acquisition, except (A) Loans made hereunder and (B) those assets and liabilities which may be acquired, incurred or assumed in accordance with the provisions of this Agreement (including, without limitation, the provisions of Section 5.1, 5.3 and 5.8(a));

(vi)          the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Liens);

(vii)         at or prior to the closing of any Permitted Acquisition, Administrative Agent will be granted a first priority perfected Lien (subject to Permitted Liens and any express carve-outs set forth in the Security Documents) in all assets acquired pursuant thereto or, as contemplated by Section 4.12, in the assets and capital stock or other equity interests of the Target, and LOUD, its Subsidiaries and the Target shall have executed such documents and taken such actions (including without limitation, the delivery of (A) certified copies of the resolutions of the board of directors (or comparable governing board) of LOUD, its Subsidiaries and the Target authorizing such Permitted Acquisition and the granting of Liens described herein, (B) legal opinions in form and substance reasonably acceptable to Administrative Agent, and (C) evidence of insurance of the business to be acquired consistent with the requirements of Section 4.4) as may be reasonably required by Administrative Agent in connection therewith;

(viii)        the sum of all amounts payable in connection with any Permitted Acquisition (including all transaction costs, all Debt, all liabilities and Contingent Obligations assumed and the maximum amount of any earn-out or comparable contingent payment obligation in connection therewith (whether or not any of the foregoing is reflected on LOUD’s consolidated balance sheet) and the fair market value of property transferred, but excluding the amount of any capital stock of LOUD sold or transferred to finance Permitted Acquisitions), shall not exceed (a) $2,500,000 in any Fiscal Year and (b) $5,000,000 from and following the Closing Date;

(ix)           any earn-outs or other comparable contingent payment obligations incurred by the Credit Parties in connection with such Permitted Acquisition shall contain a stated maximum payment amount, the sum of which shall not exceed fifty percent (50%) of the amounts described in the preceding clause (viii) with respect to such Permitted Acquisition;

(x)            the Target shall not have incurred an operating loss for the trailing twelve-month period preceding the date of the Permitted Acquisition, as determined based upon the Target’s financial statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Permitted Acquisition;

(xi)           on or prior to the date of such Permitted Acquisition, Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent, (a) copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Administrative Agent and (b) amendments to the Schedules, to the extent necessary to make the representations and warranties in this Agreement true and correct in all material respects after giving effect to the consummation of such Permitted Acquisition;

(xii)          at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing; and

(xiii)         at the time of such Permitted Acquisition and after giving effect thereto, the aggregate amount of additional Revolving Loans available to Borrowers pursuant to the terms of this Agreement shall be not less than $5,000,000.

Section 5.9             Transactions with Affiliates.

Except (i) as expressly permitted by the Financing Documents, (ii) as otherwise disclosed on Schedule 5.9, and (iii) for transactions entered into with portfolio companies of Investor (or which are otherwise disclosed to Administrative Agent in advance of being entered into) and which in either such case contain terms that are no less favorable to the applicable Borrower or any Subsidiary, as the case may be, than those which would reasonably be obtained from a third party not an Affiliate of any Credit Party, no Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower other than another Credit Party; provided that nothing in this Section 5.9 shall prohibit Borrower or its Subsidiaries from engaging in the following transactions:  (x) the performance of Borrower’s or any Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the Ordinary Course of Business, (y) the payment of compensation to employees, officers, directors (other than the payment of directors’ fees to directors that are employees of any Credit Party or any of their Affiliates or that are appointed by Investor or any of its Affiliates) or non-affiliated consultants in the Ordinary Course of Business or (z) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the Ordinary Course of Business.

Section 5.10           Modification of Organizational Documents.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for such amendments or other modifications fully disclosed to Administrative Agent no later than the effective date of such amendment or modification, and which amendments or modifications are either (i) required by Law or (ii) could not reasonably be considered to be adverse to Administrative Agent or to the Lenders or to affect in any adverse way the Liens of Administrative Agent.

Section 5.11           Modification of Certain Agreements.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify the Management Agreement which in any case:

(a)           is contrary to the terms of this Agreement or any other Financing Document;

(b)           could reasonably be expected to be adverse to the rights or interests of the Administrative Agent or the Lenders under any of the Financing Documents or their ability to enforce the same;

(c)           results in the imposition or expansion in any material respect of any restriction or burden on any Borrower or any Subsidiary; or

(d)           reduces in any material respect any rights or benefits of any Borrower or any Subsidiaries without reasonably adequate consideration.

Each Borrower shall, prior to entering into any amendment or other modification of any of the foregoing documents, deliver to Administrative Agent reasonably in advance of the execution thereof, any final or execution form copy of amendments or other modifications to such documents, and, if approval of Required Lenders is required by the terms of this Section 5.11 prior to the taking of any such action, such Borrower agrees not to take, nor permit any of its Subsidiaries to take, any such action with respect to any such documents without obtaining such approval from Required Lenders.

Section 5.12           Fiscal Year.

No Borrower will, or will permit any Subsidiary to, change its Fiscal Year.

Section 5.13           Conduct of Business.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and described on Schedule 5.13 and businesses reasonably related thereto.

Section 5.14           Investor Fees.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, pay or become obligated to pay any management, consulting or similar advisory fees (exclusive of up to $250,000 of fees paid to independent directors in any Fiscal Year) to or for the account of Investor or any Affiliate of Investor except, so long as no Event of Default is then continuing or would result therefrom, pursuant to the Management Agreement as it exists on the date hereof.

Section 5.15         [Intentionally omitted].

Section 5.16           Limitation on Sale and Leaseback Transactions.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction any Borrower or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

Section 5.17           Bank Accounts.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, establish any new bank account without prior written notice to Administrative Agent and unless Administrative Agent, such Borrower or such Subsidiary and the bank at which the account is to be opened enter into a control agreement regarding such bank account pursuant to which such bank acknowledges the security interest of Administrative Agent in such bank account, agrees to comply with instructions originated by Administrative Agent directing disposition of the funds in such bank account without further consent from any Borrower, and agrees to subordinate and limit any security interest such bank may have in such bank account on terms reasonably satisfactory to Administrative Agent.

Section 5.18           Compliance with Anti-Terrorism Laws.

(a)           No Borrower will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any Operative Documents or Material Contracts with any Person listed on the OFAC Lists.  Each Borrower shall immediately notify Administrative Agent if such Borrower has knowledge that any Borrower, any additional Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (i) is convicted on, (ii) pleads nolo contendere to, (iii) is indicted on or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades, or has the purpose of evading, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

(b)           Administrative Agent hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, and the Administrative Agent’s policies and procedures, the Administrative Agent is required to obtain, verify and record certain information and documentation that identifies Borrowers, which information includes the name and address of each Borrower and such other information that will allow the Administrative Agent to identify each Borrower in accordance with the USA PATRIOT Act.

ARTICLE 6
FINANCIAL COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 6.1             Capital Expenditures.

Borrowers will not permit the aggregate amount of Capital Expenditures for any period set forth below to exceed the amount set forth below for such period:

Period	Amount

Closing Date through 12/31/05	$1,350,000
2006	$3,000,000
2007	$3,000,000
2008	$3,000,000
2009	$3,000,000
2010	$3,000,000
2011	$3,000,000

If Borrowers do not utilize the entire amount of Capital Expenditures permitted in any period set forth above, Borrowers may carry forward to the immediately succeeding period only, one hundred percent (100%) of such unutilized amount, with the amount carried forward to any period not to exceed fifty percent (50%) of the amount set forth above for the immediately preceding period (with Capital Expenditures made by Borrowers in such succeeding period applied last to such carried forward amount).

Section 6.2             Fixed Charge Coverage Ratio.

Borrowers will not permit the Fixed Charge Coverage Ratio for the twelve (12) month period ending on any date set forth below to be less than the ratio set forth below and measured as of such date:

Date	Ratio

December 31, 2005	1.30 to 1.00
March 31, 2006	1.30 to 1.00
June 30, 2006	1.30 to 1.00
September 30, 2006	1.30 to 1.00
December 31, 2006	1.30 to 1.00
The last day of each calendar quarter thereafter	1.35 to 1.00

Section 6.3             Total Debt to Adjusted EBITDA Ratio.

Borrowers will not permit the ratio of (i) Total Debt on any date set forth below to (ii) Adjusted EBITDA for the twelve (12) month period ending on such date to exceed the ratio set forth below and measured as of such date:

Date	Ratio

December 31, 2005	4.50 to 1.00
March 31, 2006	4.50 to 1.00
June 30, 2006	4.50 to 1.00
September 30, 2006	4.25 to 1.00
December 31, 2006	4.25 to 1.00
March 31, 2007	4.00 to 1.00
June 30, 2007	4.00 to 1.00
September 30, 2007	3.50 to 1.00
December 31, 2007	3.50 to 1.00
March 31, 2008	3.50 to 1.00
June 30, 2008	3.50 to 1.00
September 30, 2008	3.25 to 1.00
December 31, 2008	3.25 to 1.00
March 31, 2009	3.25 to 1.00
June 30, 2009	3.25 to 1.00
The last day of each calendar quarter thereafter	3.00 to 1.00

Section 6.4             Senior Debt to Adjusted EBITDA Ratio.

Borrowers will not permit the ratio of (i) Senior Debt on any date set forth below to (ii) Adjusted EBITDA for the twelve (12) month period ending on such date to exceed the ratio set forth below and measured as of such date:

Date	Ratio

December 31, 2005	3.60 to 1.00
March 31, 2006	3.55 to 1.00
June 30, 2006	3.50 to 1.00
September 30, 2006	3.25 to 1.00
December 31, 2006	3.25 to 1.00
March 31, 2007	3.00 to 1.00
June 30, 2007	3.00 to 1.00
September 30, 2007	2.75 to 1.00
December 31, 2007	2.75 to 1.00
March 31, 2008	2.75 to 1.00
June 30, 2008	2.75 to 1.00
September 30, 2008	2.40 to 1.00

Date	Ratio

December 31, 2008	2.40 to 1.00
March 31, 2009	2.40 to 1.00
June 30, 2009	2.40 to 1.00
The last day of each calendar quarter thereafter	2.15 to 1.00

ARTICLE 7
CONDITIONS

Section 7.1             Conditions to Closing.

The obligation of each Lender to make the initial Loans, of Administrative Agent to issue any Support Agreements on the Closing Date and of any LC Issuer to issue any Lender Letter of Credit on the Closing Date shall be subject to the receipt by Administrative Agent of each agreement, document and instrument set forth on the Closing Checklist, each in form and substance satisfactory to Administrative Agent, and to the satisfaction of the following conditions precedent, each to the satisfaction of Administrative Agent and Lenders in their sole discretion:

(a)           evidence of the consummation of the transactions contemplated by the Operative Documents, including without limitation the funding of any and all loans contemplated by the Subordinated Debt Documents;

(b)           the payment of all fees, expenses and other amounts due and payable under each Financing Document;

(c)           the absence, since December 31, 2004, of any material adverse change in any aspect of the business, operations, properties, prospects or condition (financial or otherwise) of any Credit Party, or any event or condition which could reasonably be expected to result in such a material adverse change;

(d)           the receipt of the initial Borrowing Base Certificate, prepared as of the Closing Date, which certificate shall evidence immediately available excess borrowing capacity of Revolving Loans of not less than $7,500,000 after giving effect to the initial funding of Loans and issuance of any Support Agreements and Lender Letters of Credit on the Closing Date and the consummation of the transactions contemplated by the Operative Documents;

(e)           the receipt of pro forma financial statements of Borrowers and their Consolidated Subsidiaries which evidence a Senior Debt to EBITDA Ratio, in each case for the twelve (12) month period for which financial statements are most recently available, prepared to give effect to the initial funding of Loans, and the consummation of the transactions contemplated by the Operative Documents, of not more than 3.05 to 1.0; and

(f)            receipt by Administrative Agent of such other documents, instruments and/or agreements as Administrative Agent may reasonably request.

Section 7.2             Conditions to Each Loan, Support Agreement and Lender Letter of Credit.

The obligation of the Lenders to make a Loan (other than Revolving Loans made pursuant to either of Section 2.2(e)(ii) and/or Section 2.5(c)), of Administrative Agent to issue any Support Agreement or of any LC Issuer to issue any Lender Letter of Credit (including, in each case, on the Closing Date) is subject to the satisfaction of the following additional conditions:

(a)           in the case of a Revolving Loan Borrowing, receipt by Administrative Agent of a Notice of Borrowing (or telephonic or electronic notice as permitted by Section 2.2(b)(ii)) in accordance with Section 2.2(b) and, in the case of any Support Agreement or Lender Letter of Credit, receipt by Administrative Agent of a Notice of LC Credit Event in accordance with Section 2.5(a);

(b)           the fact that, immediately after such borrowing and after application of the proceeds thereof or after such issuance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit;

(c)           the fact that, immediately before and after such borrowing or issuance, no Default or Event of Default shall have occurred and be continuing; and

(d)           the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete in all material respects on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct in all material respects as of such earlier date.

Each giving of a Notice of LC Credit Event hereunder, each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be a representation and warranty by each Borrower on the date of such notice or acceptance as to the facts specified in Sections 7.2(b), 7.2(c) and 7.2(d).

ARTICLE 8
EVENTS OF DEFAULT

Section 8.1             Events of Default.

For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a)           any Borrower shall fail to pay when due any principal or within three (3) Business Days of the due date thereof any interest, premium or fee under any Financing Document or within three (3) Business Days of the due date thereof any other amount payable under any Financing Document;

(b)           any Borrower shall fail to observe or perform any covenant contained in Section 4.1 (exclusive of 4.1(e), (f), (k), (l), (p) and (q)), Section 4.4, Section 4.6, Section 4.7, Article 5, or Article 6;

(c)           any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 8.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrower Representative of notice from Administrative Agent or Required Lenders of such default or (2) actual knowledge of any Borrower or any other Credit Party of such default;

(d)           any representation, warranty, certification or statement made by any Credit Party to Administrative Agent or any Lender in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(e)           (1) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans) or in respect of any Swap Contract, or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans) or in respect of any Swap Contract, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or the counterparty under any such Swap Contract, to cause, Debt or other liabilities having an individual principal amount (or, in the case of a Swap Contract, a notional amount) in excess of $500,000 or having an aggregate principal amount (and, for purposes of Swap Contracts, including the notional amount) in excess of $500,000 to become or be declared due prior to its stated maturity; or (2) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations or the occurrence of any event requiring the prepayment of any Subordinated Debt;

(f)            any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(g)           an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against any Credit Party under the federal bankruptcy laws as now or hereafter in effect;

(h)           (1) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000, (2) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, or (3) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000;

(i)            one or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $500,000 shall be rendered against any or all Credit Parties and either (a) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders or (b) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(j)            (1) Investor shall collectively cease to, directly or indirectly, own and control at least (i) eighty percent (80%) of the outstanding equity interests of LOUD owned by them on the Closing Date or (ii) that percentage of the outstanding voting equity interests of LOUD necessary at all times to elect a majority of the board of directors (or similar governing body) of LOUD and to direct the management policies and decisions of LOUD, (2) except as permitted by Section 5.7, LOUD shall cease to, directly or indirectly own and control one hundred percent (100%) of each class of the outstanding equity interests of SLM or UK or Acuma Labs Inc., (3) except as permitted by Section 5.7, any Borrower shall cease to, directly or indirectly, own and control one hundred percent (100%) of each class of the outstanding equity interests of any other Subsidiary or (4) any “Change of Control”, “Change in Control”, or terms of similar import occurs under any Subordinated Debt Document;

(k)           any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on any material portion of the Collateral purported to be secured thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert;

(l)            any Credit Party shall be prohibited or otherwise materially restrained from conducting the business theretofore conducted by it by virtue of any casualty, any labor strike, any determination, ruling, decision, decree or order of any court or regulatory authority of competent jurisdiction or any other event and such casualty, labor strike, determination, ruling, decision, decree, order or other event remains unstayed and in effect for any period of ten (10) days;

(m)          any of the Operative Documents shall for any reason fail to constitute the valid and binding agreement of any party thereto, or any such party shall so assert; or

(n)           any Dormant Subsidiary engages in any type of business activity other than those necessary or convenient to complete the wind-down thereof.

Section 8.2             Acceleration and Suspension or Termination of Revolving Loan Commitment.

Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall if so requested by Required Lenders, (i) by notice to Borrower Representative suspend or terminate the Revolving Loan Commitment and the obligations of Administrative Agent and the Lenders with respect thereto, in whole or in part (and, if in part, such reduction shall be pro rata among the Lenders having a Revolving Loan Commitment Percentage) and/or (ii) by notice to Borrower Representative declare all or any portion of the Obligations to be, and such Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same; provided that in the case of any of the Events of Default specified in Section 8.1(f) or 8.1(g) above, without any notice to any Borrower or any other act by Administrative Agent or the Lenders, the Revolving Loan Commitment and the obligations of Administrative Agent and the Lenders with respect thereto shall thereupon terminate and all of the Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same.

Section 8.3             Cash Collateral.

If an Acceleration Event shall have occurred, and so long as it continues, then without any request or the taking of any other action by Administrative Agent or the Lenders, Borrowers shall immediately comply with the provisions of Section 2.5(e) with respect to the deposit of cash collateral to secure the existing Letter of Credit Liability and future payment of related fees.

Section 8.4             Default Rate of Interest and Suspension of LIBOR Rate Options.

At the election of Required Lenders, after the occurrence of an Event of Default and for so long as it continues, (i) the Loans and other Obligations shall bear interest at rates that are two percent (2.0%) in excess of the rates otherwise payable under this Agreement and (ii) the fee described in Section 2.5(b) shall increase by a rate that is two percent (2.0%) in excess of the rate otherwise payable under such Section.  Furthermore, at the election of Required Lenders during any period in which any Event of Default is continuing (x) as the Interest Periods for LIBOR Loans then in effect expire, such Loans shall be converted into Base Rate Loans and (y) the LIBOR election will not be available to any Borrower.

Section 8.5             Setoff Rights.

During the continuance of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to time, with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Borrower or any of its Subsidiaries (regardless of whether such balances are then due to such Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of such Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Administrative Agent.  Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations.  Each Borrower agrees, to the fullest extent permitted by law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 8.5.

Section 8.6             Application of Proceeds.

(a)           Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Administrative Agent from or on behalf of any Borrower or any guarantor of all or any part of the Obligations, and, as between Borrowers on the one hand and Administrative Agent and Lenders on the other, Administrative Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Administrative Agent may deem advisable notwithstanding any previous application by Administrative Agent.

(b)           Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Administrative

Agent shall apply any and all payments received by Administrative Agent in respect of the Obligations, and any and all proceeds of Collateral received by Administrative Agent, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Administrative Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding and to provide cash collateral to secure any and all Letter of Credit Liability and future payment of related fees, as provided for in Section 2.5(e); fifth to Obligations owing to any Eligible Swap Counterparty in respect of any Swap Contracts permitted, but not required, by the terms of this Agreement; and sixth to any other indebtedness or obligations of Borrowers owing to Administrative Agent or any Lender under the Financing Documents.

(c)           Absent the occurrence and continuance of an Acceleration Event, Administrative Agent shall apply any and all payments received by Administrative Agent in respect of the Obligations, and any and all proceeds of Collateral received by Administrative Agent, in such order as Administrative Agent may from time to time elect.  In the absence of any specific election made by Administrative Agent pursuant to this clause (c), payments and proceeds received by Administrative Agent pursuant to this clause (c) shall be applied in the following order:  first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Administrative Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations; fourth, to the principal amount of the Obligations outstanding; fifth to Obligations owing to any Eligible Swap Counterparty in respect of any Swap Contracts permitted, but not required, by the terms of this Agreement; sixth to provide cash collateral to secure any then outstanding Loans, Letter of Credit Liability and payment of related fees; seventh to provide cash collateral to secure any other then outstanding Obligations, other than in respect of Swap Contracts permitted, but not required, by the terms of this Agreement, eighth to provide cash collateral to secure Obligations in respect of Swap Contracts permitted, but not required, by the terms of this Agreement; and ninth to any other indebtedness or obligations of Borrowers owing to Administrative Agent or any Lender under the Financing Documents.

(d)           Any balance remaining after giving effect to the applications set forth in this Section 8.6 shall be delivered to Borrowers or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  In carrying out any of the applications set forth in this Section 8.6, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

ARTICLE 9
EXPENSES AND INDEMNITY

Section 9.1             Expenses.

Each Borrower hereby agrees to promptly pay (i) all reasonable costs and out-of-pocket expenses of Administrative Agent (including without limitation the reasonable fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Administrative Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by Administrative Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (x) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents and (y) any periodic public record searches conducted by or at the request of Administrative Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons), (ii) without limitation of the preceding clause (i), all reasonable costs and out-of-pocket expenses of Administrative Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents, (iii) without limitation of the preceding clause (i), all reasonable costs and out-of-pocket expenses of Administrative Agent in connection with (x) protecting, storing, insuring, handling, maintaining or selling any Collateral; (y) any litigation, dispute, suit or proceeding relating to any Financing Document; and (z) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents, and (iv) all reasonable costs and expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, provided, that to the extent that the costs and expenses referred to in this clause (iv) consist of fees, costs and expenses of counsel, Borrowers shall be obligated to pay such fees, costs and expenses for counsel to Administrative Agent and for only one counsel acting for all Lenders (other than Administrative Agent).

Section 9.2             Indemnity.

Each Borrower hereby agrees to indemnify, pay and hold harmless Administrative Agent and Lenders and the officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of Administrative Agent and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Administrative Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Operative Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by any Borrower, any Subsidiary or any other Person of any Hazardous Materials or any Hazardous Materials Contamination, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Borrower or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans and Letters of Credit, except that no Borrower shall have any obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee or its officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers or counsel, as determined by a final non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, each Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

ARTICLE 10
ADMINISTRATIVE AGENT

Section 10.1           Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes Administrative Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Administrative Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Administrative Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.  Subject to the terms of Section 11.5 and to the terms of the other Financing Documents, Administrative Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders.  The provisions of this Article 10 are solely for the benefit of Administrative Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party.  Administrative Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its own agents or employees.

Section 10.2           Administrative Agent and Affiliates.

Administrative Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Administrative Agent, and Administrative Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Administrative Agent hereunder.

Section 10.3           Action by Administrative Agent.

The duties of Administrative Agent shall be mechanical and administrative in nature.  Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Administrative Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 10.4           Consultation with Experts.

Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 10.5           Liability of Administrative Agent.

Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Administrative Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction.  Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements specified in any Financing Document; (iii) the satisfaction of any condition specified in any Financing Document; (iv) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of any Credit Party.  Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.  Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 10.6           Indemnification.

Each Lender shall, in accordance with its Pro Rata Share, indemnify Administrative Agent (to the extent not reimbursed by Borrowers) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Administrative Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Administrative Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Administrative Agent hereunder or thereunder.  If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

Section 10.7           Right to Request and Act on Instructions.

Administrative Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Administrative Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders or Required Revolving Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders or Required Revolving Lenders (or such other applicable portion of the Lenders), Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 10.6.

Section 10.8           Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 10.9           Collateral Matters.

Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to (x) release any Lien granted to or held by Administrative Agent under any Security Document (i) upon termination of the Revolving Loan Commitment and payment in full of all Obligations, the expiration, termination or cash collateralization (to the satisfaction of Administrative Agent) of all Letters of Credit and, to the extent required by Administrative Agent in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of Administrative Agent) of all Swap Contracts secured, in whole or in part, by any Collateral; or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents) and (y) release or subordinate any Lien granted to or held by Administrative Agent under any Security Document constituting property described in Section 5.2(c) (it being understood and agreed that Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the identification of any property described in Section 5.2(c)).  Upon request by Administrative Agent at any time, Lenders will confirm Administrative Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 10.9.

Section 10.10         Agency for Perfection.

Administrative Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control.  Should any Lender (other than Administrative Agent) obtain possession or control of any such assets, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor, shall deliver such assets to Administrative Agent or in accordance with Administrative Agent’s instructions or transfer control to Administrative Agent in accordance with Administrative Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by Administrative Agent (or consented to by Administrative

Agent, as provided in Section 8.5), it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent.

Section 10.11         Notice of Default.

Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Administrative Agent will notify each Lender of its receipt of any such notice.  Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders, Required Revolving Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof.  Unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 10.12         Successor Administrative Agent.

Administrative Agent may at any time give notice of its resignation to the Lenders, Swingline Lender and Borrowers.  Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Administrative Agent, provided that so long as no Event of Default exists, the Required Lenders shall obtain the consent of the Borrowers (which consent shall not be unreasonably withheld and which consent shall be deemed to have been given if not denied within ten (10) days after a request therefor).  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and notice of such acceptance to the retiring Administrative Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, the retiring Administrative Agent’s resignation shall become immediately effective and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this paragraph).  The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed among Borrowers and such successor.  If no such successor shall have been so appointed by Required Lenders (and consented to by Borrowers) and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and Swingline Lender (but without any obligation) appoint a successor Administrative Agent.  From and following the expiration of such thirty (30) day period, Administrative Agent shall have the exclusive right, upon one (1) Business Day’s notice to Borrower Representative and the Lenders, to make its resignation effective immediately.  From and following the effectiveness of such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and Swingline Lender directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  The provisions of this Agreement shall continue in effect for the benefit of any retiring Administrative Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Financing Documents in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting or was continuing to act as Administrative Agent.

Section 10.13         Disbursements of Revolving Loans; Payment and Sharing of Payment.

(a)           Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.

(i)            Administrative Agent shall have the right, on behalf of Revolving Lenders (other than Non-Funding Revolving Lenders) to disburse funds to each Borrower for all Revolving Loans requested or deemed requested by such Borrower pursuant to the terms of this Agreement regardless of whether the conditions precedent set forth in Section 7.2 are then satisfied, including the existence of any Default or Event of Default either before or after giving effect to the making of such Revolving Loans; provided, that Administrative Agent shall not advance any Revolving Loan pursuant to this clause (i) if the Revolving Loan Outstandings exceed the Revolving Loan Limit, either before or after giving effect to the making of any proposed Revolving Loan.  Administrative Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Revolving Lender, other than any Non-Funding Revolving Lenders, will fund its Pro Rata Share of all Revolving Loans requested by each Borrower.  Each Revolving Lender (other than any Non-Funding Revolving Lender) shall reimburse Administrative Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Administrative Agent pursuant to the first sentence of this clause (i), or if Administrative Agent so requests, each Revolving Lender will remit to Administrative Agent its Pro Rata Share of any Revolving Loan before Administrative Agent disburses the same to a Borrower.  If Administrative Agent elects to require that each Revolving Lender make funds available to Administrative Agent, prior to a disbursement by Administrative Agent to a Borrower, Administrative Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s Pro Rata Share of the Revolving Loan requested by such Borrower no later than noon (Chicago time) on the date of funding of such Revolving Loan, and each such Revolving Lender shall, subject to the provisions of Article 7, pay Administrative Agent on such date such Revolving Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to the Payment Account, or such other account as may be identified by Administrative Agent to Revolving Lenders from time to time.  If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Administrative Agent’s demand, Administrative Agent shall promptly notify Borrower Representative, and Borrowers shall immediately repay such amount to Administrative Agent.  Any repayment required by Borrowers pursuant to this Section 10.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to a Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Loans which are Base Rate Loans but, subject to Section 8.4, without premium or penalty.  Nothing in this Section 10.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

(ii)           On a Business Day of each week as selected from time to time by Administrative Agent, or more frequently (including daily), if Administrative Agent so elects (each such day being a “Settlement Date”), Administrative Agent will advise each Revolving Lender by telephone, facsimile or e-mail of the amount of each such Revolving Lender’s Pro Rata Share of the Revolving Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date.  In the event that payments are necessary to adjust the amount of such Revolving Lender’s actual Pro Rata Share of the Revolving Loan balance to such Lender’s required Pro Rata Share of the Revolving Loan balance as of any Settlement Date, the party from which such payment is due shall pay Administrative Agent, without setoff or discount, to the Payment Account not later than noon (Chicago time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment.  Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever.  In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the Federal Funds Rate, for the first three (3) days following the scheduled date of settlement, and thereafter at the Base Rate plus the Base Rate Margin applicable to Revolving Loans.

(iii)          On each Settlement Date, Administrative Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s Pro Rata Share of principal, interest and fees paid for the benefit of Revolving Lenders with respect to each applicable Revolving Loan, to the extent of such Revolving Lender’s credit exposure with respect thereto, and shall make payment to such Revolving Lender not later than noon (Chicago time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Revolving Lender to Administrative Agent, as the same may be modified from time to time by written notice to Administrative Agent; provided, that, in the case such Revolving Lender is a Defaulted Lender, Administrative Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from any Borrower.

(iv)          The provisions of this Section 10.13(a) shall be deemed to be binding upon Administrative Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Borrower or any other Credit Party.

(b)           Term Loan Payments.  Payments of principal, interest and fees in respect of the Term Loans will be settled on the date of receipt if received by Administrative

Agent on the last Business Day of a month or on the Business Day immediately following the date of receipt if received on any day other than the last Business Day of a month.

(c)           Return of Payments.

(i)            If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from a Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii)           If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Administrative Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)           Defaulted Lenders.  The failure of any Defaulted Lender to make any Revolving Loan or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Revolving Loan or payment, but neither any other Lender nor Administrative Agent shall be responsible for the failure of any Defaulted Lender to make a Revolving Loan or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” or “Required Revolving Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.

(e)           Sharing of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 2.3(e)(v) or Section 2.9) in excess of its pro rata share of payments entitled pursuant to the other provisions of this Section 10.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest.  Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 8.5) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.  If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.

Section 10.14         Right to Perform, Preserve and Protect.

If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Administrative Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers’ expense.  Administrative Agent is further authorized by Borrowers and the Lenders to make expenditures from time to time which Administrative Agent, in its reasonable business judgment, deems necessary or desirable to (i) preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof and/or (ii) enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations.  Each Borrower hereby agrees to reimburse Administrative Agent on demand for any and all costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 10.14.  Each Lender hereby agrees to indemnify Administrative Agent upon demand for any and all costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 10.14, in accordance with the provisions of Section 10.6.

Section 10.15         Additional Titled Agents.

Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Administrative Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents.  Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender.  At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and in the Revolving Loan Commitment, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

ARTICLE 11
MISCELLANEOUS

Section 11.1           Survival.

All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Operative Documents.  The provisions of Sections 2.8 and 2.9 and Articles 9, 10 and 11 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement.

Section 11.2           No Waivers.

No failure or delay by Administrative Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.  Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 11.3           Notices.

(a)           All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, e-mail, electronic submissions or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrower Representative and Administrative Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Administrative Agent and Borrower Representative; provided, that notices, requests or other communications shall be permitted by e-mail or other electronic submissions only in accordance with the provisions of Section 11.3(b).  Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, (ii) if given by e-mail or other electronic submissions, as set forth in Section 11.3(c) or (iii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section.

(b)           Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) provided, that (i) the foregoing shall not apply to notices sent directly to any party hereto if such party has notified the Administrative Agent that it has elected not to receive notices by electronic communication (which election may be limited to particular notices) and (ii) no Notices of Borrowing, Notices of LC Credit Event or any notices regarding request for advances hereunder shall be permitted to be delivered or furnished by electronic communication unless made in accordance with specific procedures approved from time to time by Administrative Agent.

(c)           Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 11.4           Severability.

In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.5           Amendments and Waivers.

(a)           No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers and the Required Lenders (and, if (x) any amendment, waiver or other modification would either increase a Lender’s Revolving Loan Commitment Amount or increase a Lender’s funding obligations in respect of any Term Loan, by such Lender and (y) the rights or duties of Administrative Agent, LC Issuer and/or Swingline Lender are affected thereby, by Administrative Agent, LC Issuer and/or Swingline Lender, as the case may be); provided that no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (i) reduce the principal of, rate of interest on or any fees with respect to any Loan or Reimbursement Obligation or forgive any principal, interest or fees with respect to any Loan or Reimbursement Obligation; (ii) postpone the date fixed for, or waive, any payment (other than a payment pursuant to Section 2.1(c)) of principal of any Loan, or of any Reimbursement Obligation or of interest on any Loan or any Reimbursement Obligation or any fees hereunder or for any termination of any commitment; (iii) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (iv) release all or substantially all of the Collateral, authorize any Borrower to sell or otherwise dispose of all or substantially all of the Collateral or release any guarantor of all or any portion of the Obligations of its Guarantee obligations with respect thereto, except, in each case with respect to this clause (iv), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (v) amend, waive or otherwise modify this Section 11.5(a) or the definitions of the terms used in this Section 11.5(a) insofar as the definitions affect the substance of this Section 11.5(a); or (vi) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Borrower of its payment obligations under any Financing Document, except, in each case with respect to this clause (vi), pursuant to a merger or consolidation permitted pursuant to this Agreement.  It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (iii), (iv), (v) and (vi) of the preceding sentence.

(b)           Without limitation of the provisions of the preceding clause (a), no amendment, waiver or other modification to this Agreement shall, unless signed by Required Revolving Lenders, (i) increase any of the advance rates set forth in the Borrowing Base Certificate, (ii) make less restrictive the calculation of the Borrowing Base; (iii) amend, waive or otherwise modify Section 2.2(a) or the definitions of the terms used in Section 2.2(a) insofar as the definitions affect the substance of such Section; (iv) change the definition of the term Required Revolving Lenders or the percentage of Lenders which shall be required for Required Revolving Lenders to take any action hereunder or (v) amend, waive or otherwise modify this Section 11.5(b) or the definitions of the terms used in this Section 11.5(b) insofar as the definitions affect the substance of this Section 11.5(b).

Section 11.6           Assignments; Participations; Replacement of Lenders.

(a)           Assignments.

(i)            Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loans and interest in the Revolving Loan Commitment, together with all related obligations of such Lender hereunder.  Except as Administrative Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the Revolving Loan Commitment and outstanding Loans; provided, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above.  Borrowers and Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Administrative Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500; provided, only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.

(ii)           From and after the date on which the conditions described above have been met, (i) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 11.1).  Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Administrative Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s percentage interest in the Revolving Loan Commitment plus the principal amount of the Eligible Assignee’s Term Loans (and, as applicable, Notes in the principal amount of that portion of the Revolving Loan Commitment retained by the assigning Lender plus the principal amount of the Term Loans retained by the assigning Lender).  Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower Representative any prior Note held by it.

(iii)          Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at its offices located in Chicago, Illinois a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loans owing to, such Lender pursuant to the terms hereof.  The entries in such register shall be conclusive, and Borrowers, Administrative Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Such register shall be available for inspection by any Borrower and any Lender, at any reasonable time upon reasonable prior notice to Administrative Agent.

(iv)          Notwithstanding the foregoing provisions of this Section 11.6(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(v)           Notwithstanding the foregoing provisions of this Section 11.6(a) or any other provision of this Agreement, Administrative Agent has the right, but not the obligation, to effectuate assignments of Loans and Revolving Loan Commitments via an electronic settlement system acceptable to Administrative Agent as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”).  At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.6(a).  Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Revolving Loan Commitments pursuant to the Settlement Service.  If so elected by each of Administrative Agent and the Borrowers, Administrative Agent’s and the Borrowers’ approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service.  Assignments and assumptions of the Loans and Revolving Loan Commitments shall be effected by the provisions otherwise set forth herein until Administrative Agent notifies Lenders of the Settlement Service as set forth herein.

(b)           Participations.

Any Lender may at any time, without the consent of, or notice to, any Borrower or Administrative Agent, sell to one or more Persons participating interests in its Loans, commitments or other interests hereunder (any such Person, a “Participant”).  In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrowers and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by each Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender.  No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 11.5 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders.  Except as otherwise consented to by Administrative Agent, each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant.  Each Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 8.5.

(c)           Replacement of Lenders.

Within thirty (30) days after: (i) receipt by Administrative Agent of notice and demand from any Lender for payment of additional costs as provided in Sections 2.3(e)(v) or Section 2.9, which demand shall not have been revoked, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”), each of Borrower Representative and Administrative Agent may, at its option, notify such Affected Lender and, in the case of Borrowers’ election, the Administrative Agent, of such Person’s intention to obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender.  In the event Borrowers or Administrative Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loans and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 11.6(a); provided, that (i) Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under any of Sections 2.3(e)(v), 2.8 or Section 2.9, as applicable, of this Agreement through the date of such sale and assignment and (ii) Borrowers shall pay to Administrative Agent the $3,500 processing fee in respect of such assignment.  In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 11.6(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 11.6(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 11.6(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Administrative Agent, the Replacement Lender and, to the extent required pursuant to Section 11.6(a), Borrowers, shall be effective for purposes of this Section 11.6(c) and Section 11.6(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 11.1.

(d)           Credit Party Assignments.

No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Administrative Agent and each Lender.

Section 11.7           Headings.

Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 11.8           Confidentiality.

Administrative Agent and each Lender shall hold all non-public or confidential information regarding the Credit Parties and their respective businesses identified as such by Borrowers and obtained by Administrative Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Loans, and to prospective contractual counterparties (or the professional advisors thereto) in Swap Contracts permitted hereby, provided that any such Persons shall have agreed to be bound by the provisions of this Section 11.8, (iii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (iv) as may be required in connection with the examination, audit or similar investigation of such Person and (v) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization provided that the Administrative Agent or such Lenders shall endeavor to notify promptly the applicable Credit Party of any disclosure pursuant to clauses (iii) or (iv).  For the purposes of this Section, “Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in party, by the Loans.  Confidential information shall include only such information identified as such at the time provided to Administrative Agent and shall not include information that either:  (i) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (ii) is disclosed to such Person by a Person other than a Credit Party, an Investor or an Affiliate of an Investor, provided Administrative Agent does not have actual knowledge that such Person is prohibited from disclosing such information.  The obligations of Administrative Agent and Lenders under this Section 11.8 shall supersede and replace the obligations of Administrative Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Administrative Agent or any Lender prior to the date hereof.

Section 11.9           Waiver of Consequential and Other Damages.

To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 11.10         Marshaling; Payments Set Aside.

Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.  To the extent that any

Borrower makes any payment or Administrative Agent enforces its Liens or Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

Section 11.11         GOVERNING LAW; SUBMISSION TO JURISDICTION.

THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF LAWS OTHER THAN THOSE OF THE STATE OF ILLINOIS.  EACH BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO ADMINISTRATIVE AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  EACH BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 11.12         WAIVER OF JURY TRIAL.

EACH OF EACH BORROWER, ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH OF EACH BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH

HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH OF EACH BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 11.13         Publication; Advertisement.

(a)           Publication.  No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Merrill Lynch or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Administrative Agent prior written notice of such publication or other disclosure or (ii) with Merrill Lynch’s prior written consent.

(b)           Advertisement.  Each Lender and each Credit Party hereby authorizes Merrill Lynch to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Merrill Lynch elects to submit for publication.  In addition, each Lender and each Credit Party agrees that Merrill Lynch may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date.  With respect to any of the foregoing, Merrill Lynch shall provide Borrowers with an opportunity to review and confer with Merrill Lynch regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, Merrill Lynch may, from time to time, publish such information in any media form desired by Merrill Lynch, until such time that Borrowers shall have requested Merrill Lynch cease any such further publication.

Section 11.14         Counterparts; Integration.

This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Signatures by facsimile shall bind the parties hereto.  This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 11.15         No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LOUD TECHNOLOGIES INC.

By:	/s/ Tim O’Neil
Name: Tim O’Neil
Title: CFO

Address:	16220 Wood-Red Road, N.E.
Woodinville, Washington 98072

Facsimile number:
E-mail Address:
Taxpayer Identification Number:

Borrower’s Account Designation:

Name of Bank: U.S. Bank National Association
ABA No.:125000105
Account No.: [redacted]
Account Name: LOUD Technologies Inc.
Reference:

ST. LOUIS MUSIC, INC.

By:	/s/ Tim O’Neil
Name: Tim O’Neil
Title: Treasurer

Address:

Facsimile number:
E-mail Address:
Taxpayer Identification Number:

Borrower’s Account Designation:

Name of Bank: Commerce Bank, N.A.
ABA No.:101000019
Account No.: [redacted]
Account Name: St. Louis Music, Inc.
Reference:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and a Lender

By:	/s/ Emily L. Koehn
Name: Emily L. Koehn
Title: Assistant Vice President

Address:	222 N. LaSalle Street, 16th Floor
Chicago, Illinois 60601
Attn: Account Manager for LOUD Technologies transaction

Facsimile number: (312) 499-3920
E-Mail Address: emily-koehn@ml.com

With a copy to:

Merrill Lynch Capital
222 N. LaSalle Street, 16th Floor
Chicago, Illinois 60601
Attn: Group Senior Transaction Attorney, Corporate
Finance, for LOUD Technologies transaction
Facsimile number: (312) 499-3126

And with an additional copy to:

GOLDBERG, KOHN, BELL, BLACK, ROSENBLOOM & MORITZ, LTD. 55 East Monroe Street, Suite 3700 Chicago, Illinois 60603

Facsimile number: (312) 332-2196
E-Mail Address: david.mason@goldbergkohn.com

Payment Account Designation:

La Salle Bank
200 West Monroe
Chicago, IL 60606
ABA No.:	071000505
Account No.:	[redacted]
Account Name:	MLBFS Corp. Finance

CIT LENDING SERVICES CORPORATION, as a Lender

By:	/s/ Marshall McFeelors
Name: Marshall McFeelors
Title: Authorized Signatory

Address:	1211 Avenue of the Americas
New York, New York 10036

Facsimile number: 212-382-9004
E-Mail Address: marshall-mcfeelors@cit.com

ING CAPITAL LLC, as Syndication Agent and a Lender

By:	/s/ Doug S. Clarida
Name: Doug S. Clarida
Title: Vice President

Address:	200 Galleria Parkway, Suite 950
Atlanta, GA 30339

Facsimile number: 770-951-1005
E-Mail Address: doug.clarida@americas.ing.com

U.S. Bank National Association

By:	/s/ Christopher P. Zinn
Name: Christopher P. Zinn
Title: Vice President

Address:	800 Nicollet Mall, BC-MN-HO3Q
Minneapolis, MN 55402

Facsimile number: 612-303-2257
E-Mail Address: Christopher.zinn@usbank.com